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                                                                  EXHIBIT 10.103

[THE OMITTED PORTIONS INDICATED BY AN ASTERISK HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.]

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

            This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this "AGREEMENT") is dated this 15th day of July 2004, between Q-Med AB, a company organized under the laws of the Kingdom of Sweden with corporate registration number 556258-6882 ("Q-MED" or "LICENSOR"), and Medicis Aesthetics Holdings Inc., a corporation organized under the laws of the State of Delaware ("MAHI" or "LICENSEE").

                                    RECITALS

            WHEREAS, Licensor desires to grant, and Licensee desires to accept, the rights and licenses set forth herein with respect to the Licensed Rights, Licensed Regulatory Data and certain Website Content (as each such term is defined below); and

            WHEREAS, Licensee desires to grant, and Licensor desires to accept, the rights and licenses set forth herein with respect to certain portions of the Territory Specific Materials, Licensee Regulatory Materials (as each such term is defined below) and certain Website Content.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

            "ACCOUNT" shall have the meaning set forth in Section 8.2.

            "ACCOUNTING FIRM" shall have the meaning set forth in Section 8.5.

            "ACTION" shall mean any action, claim, suit, litigation, arbitration, investigation, notification, audit or other proceeding brought in law or at equity by a Governmental Authority or other Person.

            "ADVERTISING" shall have the meaning set forth in the Supply Agreement.

            "AESTHETIC ENHANCEMENT" shall mean the alteration of the visual appearance, visual form, visual size, or visual shape of the naked human body or any of its components; provided that Aesthetic Enhancement shall not be deemed to include modification of the functions, restoration of the functions, adjustment of the functions or correction of the functions of the human body or any of its component parts.

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            "AFFILIATE" of a Person shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, the term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

            "AGERUP LETTER AGREEMENT" shall mean that certain letter from Bengt Agerup to Medicis, dated as of the Closing Date.

            "AGREEMENT" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

            "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in Sweden or New York are authorized or obligated by Law or executive order to remain closed.

            "CANADIAN STUDY" shall have the meaning set forth in Section 2.1(c).

            "CANADA'S FDA" shall mean Canada's Food and Drugs Act, R.S.C. 1985,
c. F-27, as amended.

            "CAP" shall have the meaning set forth in Section 10.1(b).

            "CHANGE IN CONTROL" shall mean (a) the disposition of all or substantially all of the outstanding shares, assets or business of a Party or Medicis on a consolidated basis; or (b) any transaction or event (or series of transactions or events) as a result of which any Person (other than an Affiliate of such Party or Medicis), acting singly or as a part of a "partnership, limited partnership, syndicate or group" (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended): (i) acquires (by purchase, merger, consolidation or otherwise) or for the first time controls or is able to vote (directly or through nominees, beneficial ownership, proxy or contract) fifty percent (50%) or more of the aggregate of all outstanding equity securities of a Party or Medicis; or (ii) acquires (by purchase, merger, consolidation or otherwise) equity securities of a Party or Medicis with the right to, or for the first time is otherwise able to, nominate or designate (directly or through nominees, beneficial ownership, proxy or contract) at least fifty percent (50%) of the nominees to the board of directors of such Party or Medicis, in each of (a) or (b), in the event that Licensor, Licensee or Medicis, as the case may be, was not a party to the applicable transaction and/or such transaction was not approved by the Board of Directors of Licensor, Licensee or Medicis, as the case may be.

            "CIPO" shall mean the Canadian Intellectual Property Office.

            "CLAIMING PARTY" shall have the meaning set forth in Section 8.5.

            "CLOSING" shall have the meaning set forth in Section 7.1.

            "CLOSING DATE" shall have the meaning set forth in Section 7.1.

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            "COMPETING PRODUCT" shall have the meaning set forth in Section
3.13.

            "COMPLAINING PARTY" shall have the meaning set forth in Section 3.10(b).

            "CONFIDENTIAL LICENSEE INFORMATION" shall have the meaning set forth in Section 9.1.

            "CONFIDENTIAL LICENSOR INFORMATION" shall have the meaning set forth in Section 9.2.

            "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in the Supply Agreement.

            "CONTRACT YEAR" shall have the meaning set forth in Section 8.2.

            "DILIGENCE DEFAULT" shall have the meaning set forth in Section 3.1.

            "DISPUTED LICENSE PAYMENT" shall have the meaning set forth in
Section 8.5.

            "FDA" shall mean the United States Food and Drug Administration.

            "FDCA" shall mean the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. ss.ss. 301 et. seq.).

            "FIELD" shall mean Aesthetic Enhancement.

            "FOOD AND DRUGS ACT" shall mean the Canadian Food and Drugs Act of 1985, as amended (R.S., c. F-27).

            "GOVERNMENTAL AUTHORITY" shall mean any supranational, national, federal, state, provincial or local judicial, legislative, executive or regulatory authority.

            "GUARANTEE" shall mean the guarantee dated as of the Closing Date from Medicis to Q-Med.

            "HIGHEST MILESTONE" shall have the meaning set forth in Section 8.2.

            "IMPROVEMENTS" shall mean any replacements, improvements or modifications, including without limitation new indications or new uses, in each case in the Field.

            "INDEMNIFIED PARTY" shall have the meaning set forth in Section 10.3 herein.

            "INDEMNIFYING PARTY" shall have the meaning set forth in Section
10.3 herein.

            "JOINTLY OWNED IMPROVEMENTS" shall have the meaning set forth in
Section 2.3(c).

            "LABELING" shall have the meaning set forth in the Supply Agreement.

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            "LAUNCH" of a Licensed Product shall mean the first offer for sale of the Licensed Product to the trade.

            "LAWS" shall mean all applicable laws, statutes, rules, regulations, ordinances and other pronouncements of law of any Governmental Authority.

            "LIBOR RATE" shall have the meaning set forth in Section 8.2(b) herein.

            "LICENSED KNOW-HOW" shall mean, except to the extent published or otherwise known, all of Licensor's and its Affiliates' proprietary know-how, trade secrets, unpatented inventions, technical data, formulations, technical information and business and marketing information which Licensor or any of its Affiliates now own or have the right to license, or hereafter acquire or obtain the right to license during the Term, but only to the extent necessary or reasonably useful, in the ordinary course of Licensee's business, for marketing, using, distributing, importing, offering for sale, selling, commercializing or otherwise disposing of the Licensed Products in the Field in the Territory, including sales and marketing materials, medical, clinical, toxicological testing, scientific data and injection techniques relating to the Licensed Products; provided, that the Licensed Know-How shall not include (a) information that Licensor is under an obligation to unrelated Third Parties not to disclose, such as patient data and (b) the Licensed Regulatory Data.

            "LICENSED PATENTS" shall mean the U.S. Patent, U.S. Patent Application and Canadian Patent Application set forth on Schedule A attached hereto and any other patent or patent application or rights thereunder in the Territory that covers the manufacture, use, import or sale of the Licensed Products, together with any extensions, publications, reissues, continuations, divisionals, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protection certificates or certificates of inventions thereof owned by Licensor or any of its Affiliates, or under which Licensor or any of its Affiliates has the right to grant licenses in the Territory, as of the date hereof or during the Term; provided, that the Licensed Patents shall not include the Licensed Regulatory Data.

            * * *

            * * *

            "LICENSED RIGHTS" shall mean the Licensed Patents and the Licensed Know-How.

            "LICENSEE INDEMNIFIED PERSONS" shall have the meaning set forth in
Section 10.1.

            * * *

            "LICENSEE MARKS" shall have the have the meaning set forth in
Section 3.2.

            "LICENSEE REGULATORY MATERIALS" shall have the have the meaning set forth in Section 2.3(b)(ii).

            "LICENSEE TRADE DRESS" shall have the have the meaning set forth in
Section 3.2.

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            "LICENSES" shall mean the licenses granted by Licensor to Licensee herein.

            "LICENSOR INDEMNIFIED PERSONS" shall have the meaning set forth in
Section 10.2.

            "LICENSOR MARKS" shall have the have the meaning set forth in
Section 3.2.

            "LICENSOR TRADE DRESS" shall have the have the meaning set forth in
Section 3.2.

            "LOSS" or "LOSSES" shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including reasonable legal fees and expenses, but excluding loss of profits or other special, punitive or consequential damages.

            "MACROLANE SIDE LETTER" shall mean that certain letter from Medicis to Q-Med, dated as of the Closing Date.

            "MANUFACTURE" shall have the meaning set forth in the Supply Agreement.

            "MEDICIS" shall mean Medicis Pharmaceutical Corporation, a Delaware corporation.

            "MASTER FILES" shall have the meaning set forth in the Supply Agreement.

            "MILESTONE" shall have the meaning set forth in Section 8.2.

            "MILESTONE PAYMENT" shall have the meaning set forth in Section 8.2.

            "NET REVENUES" shall mean, with respect to any Licensed Product, the gross sales of such Licensed Product invoiced by Licensee and/or its Affiliates to Licensee's and/or its Affiliates' customers who are not Affiliates, less, to the extent actually paid or accrued net of payments by Licensee and/or its Affiliates (as applicable), (a) normal and customary credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Licensed Product; (b) normal and customary freight and insurance costs incurred in transporting such Licensed Product to and from such customers; (c) normal and customary cash, quantity and trade discounts, rebates and other price reductions or special programs for such Licensed Product; and (d) excise, sales, use, value-added and other direct taxes (but not income taxes of any kind) imposed upon the sale of such Licensed Product to such customers. For avoidance of doubt, Licensee shall calculate Net Revenues for purposes of this Agreement according to U.S. generally accepted accounting principles applied on a consistent basis and in a manner consistent with Medicis' calculations of consolidated net revenues and consistent with the numbers used to consolidate net revenues reported in Medicis' periodic reports with the United States Securities and Exchange Commission.

            "NON-COMPETE PERIOD" shall have the meaning set forth in Section 3.13(b).

            "ONE TIME PAYMENT" shall have the meaning set forth in Section 8.1.

            * * *

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            "OTHER PARTY" shall have the meaning set forth in Section 8.5.

            "OUT-OF-FIELD USE" shall have the meaning set forth in Section 3.10(b).

            "PARTY" shall mean Licensor or Licensee and, when used in the plural, means both Licensor and Licensee or their respective Permitted Transferees or Third Party transferees, in each case upon the consummation of a Transfer in accordance with the terms and conditions herein.

            "PATENT REQUEST" shall have the meaning set forth in Section 3.7.

            "PAYMENT DATE" shall have the meaning set forth in Section 8.5.

            "PAYMENT TERM" shall commence on the Closing Date and, unless this Agreement is earlier terminated pursuant to Section 6.2, last until * * *.

            "PERMITTED TRANSFEREE" shall mean any Affiliate of the Licensor or Medicis, as applicable, of whom the Licensor or Medicis, as applicable, directly or indirectly, through one or more intermediaries, owns or controls more than fifty percent (50%) of the voting securities or economic interest in such Affiliate and such Affiliate is able to provide and at all times update a valid Form W-8BEN in accordance with U.S. Treasury Regulation 1.1441-(e)(4)(ii), for so long as such Affiliate continues to be a Permitted Transferee; provided, that the Licensor or Licensee, as applicable, shall remain directly liable for the performance by the Permitted Transferee of all obligations of the Licensor or Licensee, as applicable, under this Agreement and no Transfer to a Permitted Transferee hereunder shall relieve the Licensor or Licensee, as applicable, of its obligations pursuant to this Agreement.

            "* * * PAYMENT" shall have the meaning set forth in Section 8.1.

            * * *

            "PMA APPLICATION" shall have the meaning set forth in the Supply Agreement.

            "PMA APPROVALS" shall have the meaning set forth in the Supply Agreement.

            "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity or organization.

            "PREVIOUS LICENSE AGREEMENT" shall mean the Amended and Restated Intellectual Property License Agreement between Q-Med and HA North American Sales AB, dated March 6, 2003 (as the same may be amended from time to time in accordance with its terms).

            "PREVIOUS LICENSE LETTER AGREEMENT" shall mean that certain letter from Medicis to Q-Med, dated as of the Closing Date.

            "PREVIOUS SUPPLY AGREEMENT" shall mean that certain Supply Agreement dated as of March 7, 2003, between Medicis and Q-Med, as the same may be amended from time to

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time in accordance with its terms.

            "PROMOTIONAL LABELING" shall have the meaning set forth in the Supply Agreement.

            "REGULATORY APPROVALS" shall have the meaning set forth in the Supply Agreement.

            "RESPONSIBLE PARTY" shall have the meaning set forth in Section 3.10(b).

            "RETURN PAYMENT" shall have the meaning set forth in Section 8.2.

            "STEERING COMMITTEE" shall have the meaning set forth in the Supply Agreement.

            "SUPPLY AGREEMENT" shall mean the Supply Agreement, dated as of the Closing, between Q-Med and MAHI (as the same may be amended from time to time in accordance with its terms).

            "TERM" shall have the meaning set forth in Section 6.1.

            "TERRITORY" shall mean the United States, including its territories and possessions, and Canada.

            "TERRITORY SPECIFIC MATERIALS" shall have the meaning set forth in
Section 2.3(b)(i).

            "THIRD ANNIVERSARY" shall have the meaning set forth in Section 10.1 herein.

            "THIRD PARTY" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

            "THIRD PARTY INDEMNIFIABLE CLAIM" shall have the meaning set forth in Section 10.4 herein.

            "TPD" shall mean Canada's Therapeutic Products Directorate.

            "TRANSACTION AGREEMENTS" shall mean this Agreement, the Supply Agreement, the Macrolane Side Letter, the Previous License Letter Agreement, the Guarantee and the Confidentiality Agreement.

            "TRANSFER" shall mean any Change in Control or Volitional Change in Control of a Party or a transfer or assignment by a Party of its rights and obligations under this Agreement; provided, however, that for purposes of this Agreement the actions set forth in Section 2.1 hereof shall not be deemed to be a Transfer.

            "USPTO" shall mean the United States Patent and Trademark Office.

            "VOLITIONAL CHANGE IN CONTROL" shall mean (a) the disposition of all or substantially all of the outstanding shares, assets or business of a Party or Medicis on a

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consolidated basis; or (b) any transaction or event (or series of transactions or events) as a result of which any Person (other than an Affiliate of such Party or Medicis), acting singly or as a part of a "partnership, limited partnership, syndicate or group" (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended): (i) acquires (by purchase, merger, consolidation or otherwise) or for the first time controls or is able to vote (directly or through nominees, beneficial ownership, proxy or contract) fifty percent (50%) or more of the aggregate of all outstanding equity securities of a Party or Medicis; or (ii) acquires (by purchase, merger, consolidation or otherwise) equity securities of a Party or Medicis with the right to, or for the first time is otherwise able to, nominate or designate (directly or through nominees, beneficial ownership, proxy or contract) at least fifty percent (50%) of the nominees to the board of directors of such Party or Medicis, in each of (a) or (b),in the event that Licensor, Licensee or Medicis, as the case may be, was a party to the applicable transaction or of which the Board of Directors of Licensor, Licensee or Medicis, as the case may be, shall have approved.

            "WEBSITE CONTENT" shall have the meaning set forth in Section 2.5.

      1.2 Other Definitional Provisions.

      (a) The words "HEREOF", "HEREIN", "HERETO" and "HEREUNDER" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise indicated.

      (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

      (c) The term "INCLUDING" shall mean "INCLUDING, WITHOUT LIMITATION."

      (d) When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of or a Schedule to, this Agreement unless otherwise indicated.

                                   ARTICLE II
                             LICENSE AND RESERVATION

      2.1 Grant of Licenses to Licensee.

      (a) Grant of License to Licensed Rights. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee, effective as of the Closing Date, a payment bearing, exclusive (even as to Licensor and its Affiliates), nonsublicensable (except as permitted in Section 12.1) and nonassignable (except as permitted in Section 12.1) license to the Licensed Rights in the Field in the Territory (i) to market, use, distribute, import, offer for sale, sell, commercialize or otherwise dispose of, but not to make or have made, Licensed Products in the Territory, itself or to have such done on its behalf; (ii) to market, use, distribute, offer for sale, sell, commercialize or otherwise dispose of Licensed Products in the Territory via the Internet, itself or to have such done on its behalf, provided that any web site owned and operated by or on behalf of Licensee is directed solely to users in the Territory, and provided, further, that Licensee may only ship Licensed Products or direct promotional materials related thereto to locations within the Territory; and (iii) to conceive, but not develop, Improvements to the Licensed Rights

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except that Licensee may develop Improvements and conduct clinical development
(or have such development done on its behalf) only to the extent expressly provided herein and in Article VI of the Supply Agreement, provided with respect to (iii) herein that (x) Licensor remains the sole source of development work for Licensee unless otherwise provided herein or in Article VI of the Supply Agreement or Licensor is unable to provide Licensee with the research and development reasonably required by Licensee, in which case the Steering Committee shall select a contract laboratory to provide development work under Licensor's supervision and (y) Licensor retains ownership of all Improvements, as set forth in Section 2.3 herein, except as expressly provided herein and in
Article VI of the Supply Agreement. For avoidance of doubt, Licensee acknowledges and agrees that the right to develop in accordance with Section 2.1(a)(iii) shall not include a right for Licensee to modify or develop changes to the formulation, primary packaging, or manufacturing processes for Licensed Products. Licensee shall not use the Licensed Rights outside the Territory for any purpose or in the Territory for any purpose other than as specifically authorized herein.

      (b) Grant of License to Licensed Regulatory Data. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee, effective as of the Closing Date, a payment bearing, exclusive (even as to Licensor and its Affiliates), nonsublicensable (except as permitted in Section 12.1) and nonassignable (except as permitted in Section 12.1) license in the Field in the Territory to copy, reference and otherwise use the Licensed Regulatory Data, but only to the extent recommended or suggested by the FDA or TPD or as necessary or reasonably useful for the purpose of conducting clinical trials and obtaining and maintaining Regulatory Approvals for the Licensed Products in the Field in the Territory pursuant to this Agreement and the Supply Agreement.

      (c) Limited Exception to Exclusivity. Notwithstanding the exclusive rights granted in Section 2.1(b), the Parties agree that Licensor and its Affiliates shall have the right to complete the clinical study in Canada titled * * * in progress as of the date hereof (the "CANADIAN STUDY"). For the avoidance of doubt, the data, materials and other results of the Canadian Study shall be owned by Licensor and deemed to be "Licensed Regulatory Data" for purposes of this Agreement without any additional consideration on the part of Licensee.

      (d) Rights at End of Payment Term. As of the expiration of the Payment Term, the Licenses shall be deemed fully paid up and irrevocable (except as otherwise provided in Section 6.2) for the remainder of the Term.

      2.2 Reservation of Rights. Other than as expressly stated herein or in the Previous License Agreement, Licensee shall have no other right to use or interest in the Licensed Rights or Licensed Regulatory Data. Specifically, Licensee shall not have any interest in any other patents, trademarks or other intellectual property owned, licensed, developed or controlled by Licensor, other than as expressly provided in this Agreement, the Previous License Agreement or other valid written agreements. Licensee undertakes not to make, market, use, import, offer for sale, sell or in any other way take any action to commercialize the Licensed Products, Licensed Regulatory Data or Licensed Rights outside the Territory. Each Party shall use commercially reasonable efforts to direct to the other Party customer requests for Licensed Products received through each Party's customer service that relate, in case of the Licensee, requests outside the Territory and, in the case of Licensor, requests in the Territory, in each case only to the extent

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that such referral does not violate or conflict with any confidentiality obligations binding on the directing Party. The Parties intend that this Agreement shall not restrict Licensor's freedom to make, use, import, offer for sale, sell, practice or otherwise commercialize the Licensed Products, Licensed Regulatory Data or Licensed Rights (a) within the Field outside the Territory or
(b) outside the Field whether or not in the Territory. Except as specifically provided herein or in Article VI of the Supply Agreement, Licensee grants no rights of ownership, use or otherwise in Licensee's patents, trademarks, know-how or other intellectual property.

      2.3 Ownership of Intellectual Property.

      (a) Licensor's Ownership. Licensee acknowledges and agrees that, as between Licensee and Licensor, Licensor is the sole owner of the Licensed Rights and Licensed Regulatory Data and any Improvements to the Licensed Rights or Licensed Regulatory Data, including without limitation products in whole or in part based on, utilizing or otherwise incorporating the Licensed Rights or Licensed Regulatory Data, whether conceived, created or developed by Licensor or Licensee, except as expressly provided herein and in Article VI of the Supply Agreement. Licensee shall not directly or indirectly question, attack, contest, or in any other manner impugn the validity, enforceability, registration or Licensor's ownership of, or right to use the Licensed Rights and Licensed Regulatory Data and any Improvements thereupon (other than the Improvements owned by Licensee as expressly provided herein and in Article VI of the Supply Agreement), including without limitation products in whole or in part based on, utilizing or otherwise incorporating the Licensed Rights and Licensed Regulatory Data, nor shall Licensee willingly become an adverse party to Licensor in any Action contesting the validity or enforceability of, or Licensor's ownership of or rights in, the Licensed Rights and Licensed Regulatory Data, except that Licensee shall be permitted to be an adverse party in connection with a defensive counterclaim, and to assert any claim or defense in any Action based on any dispute arising out of or in connection with this Agreement, or the breach, termination, or invalidity hereof.

      (b) Licensee's Ownership. Licensor acknowledges and agrees that, as between Licensor and Licensee, Licensee shall have the right to create, develop and acquire (itself or to have such done on its behalf) and own all right, title and interest, and goodwill as applicable, in the following that are created, developed or acquired by or on behalf of Licensee (and, to the extent that any of the following constitute Improvements to the Licensed Rights or Licensed Regulatory Data, such Improvements):

            (i) "TERRITORY SPECIFIC MATERIALS" which shall mean: (A) trademarks and trade dress for or utilized with the Licensed Products in the Territory (including, for the avoidance of doubt, the mark "SUBQ" or any mark containing the term "SUBQ"), but excluding the Licensor trademarks used in accordance with Section 3.2(a) e.g., NASHA or Licensor corporate identifier; (B) website content for the Licensed Products in the Territory; and (C) marketing, sales and promotional materials for the Licensed Products in the Territory, including Advertising and Promotional Labeling;

            (ii) * * *

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            (iii) Improvements conceived by Licensee that are not in whole or in part based on, do not utilize or do not otherwise incorporate, the Licensed Rights or Licensed Regulatory Data.

      For avoidance of doubt, Licensee acknowledges and agrees that Licensee's ownership of the Improvements and materials included in the Territory Specific Materials or Licensee Regulatory Materials does not imply ownership of the Licensed Rights or Licensed Regulatory Data or any other Improvements or materials. Licensor shall not directly or indirectly question, attack, contest, or in any other manner impugn the validity, enforceability, registration or Licensee's ownership of, or right to use the Territory Specific Materials or Licensee Regulatory Materials nor shall Licensor willingly become an adverse party to Licensee in any Action contesting the validity or enforceability of, or Licensee's ownership of or rights in, the Territory Specific Materials or Licensee Regulatory Materials, except that Licensor shall be permitted to be an adverse party in connection with a defensive counterclaim, and to assert any claim or defense in any Action based on any dispute arising out of or in connection with this Agreement, or the breach, termination, or invalidity hereof.

      (c) Joint Ownership. The following Improvements shall be jointly owned by the Parties: (i) Improvements to the Licensed Rights, Licensed Regulatory Data or Licensee Regulatory Materials that the Parties' designees on the Steering Committee mutually agree shall be jointly owned by the Parties for the purpose of avoiding prior art status, under 35 U.S.C. ss. 102(e), and (ii) clinical data developed by the Parties that the Parties' designees on the Steering Committee mutually agree shall be jointly owned pursuant to Article VI of the Supply Agreement (the "JOINTLY OWNED IMPROVEMENTS").

      2.4 Improvements.

      (a) Rights to Improvements. Notwithstanding the foregoing, any Improvements to the Licensed Rights or Licensed Regulatory Data, including Licensor's undivided interest in the Jointly Owned Improvements, made by or for Licensor during the Term (other than the Improvements owned by Licensee as expressly provided herein and in Article VI of the Supply Agreement) shall be made available to Licensee and be deemed included within the scope of the Licensed Rights or Licensed Regulatory Data, as applicable, without any additional consideration on the part of Licensee. Without limiting the generality of the foregoing and except for the Improvements owned by Licensee as expressly provided herein and in Article VI of the Supply Agreement, Licensee agrees not to, and not to assist any Third Party to, apply to register or register title to any intellectual property rights in the Licensed Rights or Licensed Regulatory Data or any Improvements thereupon, including Improvements to Licensed Products that are, in whole or in part, based on, utilizing or otherwise incorporating the Licensed Rights or Licensed Regulatory materials, except for the Improvements owned by Licensee as expressly provided herein and in Article VI of the Supply Agreement.

      (b) Certain Improvements Relating to * * *. If, in order to obtain * * * for the Licensed Products, Licensor develops an Improvement to the Licensed Products for * * * use and such Improvement has an average particle size larger than * * *, then such Improvement will be deemed a Licensed Product under this Agreement and the Supply Agreement notwithstanding its average particle size or any other provision of this Agreement or the Supply Agreement to the

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contrary, and the definition of "Licensed Product" herein and in the Supply
Agreement and Section 2.1(a) hereof shall be automatically amended as necessary to include such Improvement, provided, however that in the event * * * are achieved with a Licensed Product having an average particle size equal to or less than * * *, this Section 2.4(b) shall not apply and shall be of no force or effect. For the avoidance of doubt, nothing in this Section 2.4(b) or this Agreement is intended to require Licensor to develop an Improvement to the Licensed Products having an average particle size larger than * * *.

      (c) Grant Back License Outside the Territory. Subject to the terms and conditions of this Agreement and to the extent that Licensee has the right to grant license rights therein, Licensee grants to Licensor, effective as of Closing Date, a fully paid-up, exclusive outside the Territory for all purposes, nonsublicensable (except as permitted in Section 12.1) and nonassignable (except as permitted in Section 12.1) license to make, market, use, distribute, import, offer for sale, sell, commercialize or otherwise dispose of (i) all of the Territory Specific Materials, except for the trademarks and trade dress for the Licensed Products specified in Section 2.3(b)(i)(A) and the website content specified in Section 2.3(b)(i)(B); (ii) all of the Licensee Regulatory Materials except for the Regulatory Approvals and Opt Out Data; and (iii) Licensee's undivided interest in the Jointly Owned Improvements. For the avoidance of doubt, subject to the terms and conditions of this Agreement and to the extent that Licensee has the right to grant license rights therein, Licensee grants to Licensor, effective as of Closing Date, a fully paid-up, exclusive outside the Territory for all purposes, nonsublicensable (except as permitted in Section 12.1) and nonassignable (except as permitted in Section 12.1) license to make, market, use, distribute, import, offer for sale, sell, commercialize or otherwise dispose of the Licensee Regulatory Materials (except for the Regulatory Approvals and Opt Out Data), including, for the avoidance of doubt, the regulatory and clinical data and materials generated in accordance with
Section 6.3(b)(iii) of the Supply Agreement.

      (d) Grant Back License Inside the Territory Outside the Field. Subject to the terms and conditions of this Agreement and to the extent that Licensee has the right to grant license rights therein, Licensee grants to Licensor, effective as of Closing Date, a fully paid-up, exclusive inside the Territory outside the Field, nonsublicensable (except as permitted in Section 12.1) and nonassignable (except as permitted in Section 12.1) license to make, market, use, distribute, import, offer for sale, sell, commercialize or otherwise dispose of (i) all of the Licensee Regulatory Materials except for the Regulatory Approvals and Opt Out Data; and (ii) Licensee's undivided interest in the Jointly Owned Improvements. For the avoidance of doubt, subject to the terms and conditions of this Agreement and to the extent that Licensee has the right to grant license rights therein, Licensee grants to Licensor, effective as of Closing Date, a fully paid-up, exclusive inside the Territory outside the Field, nonsublicensable (except as permitted in Section 12.1) and nonassignable (except as permitted in Section 12.1) license to make, market, use, distribute, import, offer for sale, sell, commercialize or otherwise dispose of the Licensee Regulatory Materials (except for the Regulatory Approvals and Opt Out Data) including, for the avoidance of doubt, the regulatory and clinical data and materials generated in accordance with Section 6.3(b)(iii) of the Supply Agreement.

      (e) Grant Back License to the Opt Out Data. Subject to the terms and conditions of this Agreement and to the extent that Licensee has the right to grant license rights therein, Licensee grants to Licensor, effective as of Closing Date, a fully paid-up, exclusive inside the

Territory outside the Field and outside the Territory, nonsublicensable (except as permitted in Section 12.1) and nonassignable (except as permitted in Section 12.1) license to access and use the Opt Out Data solely for the purpose of complying with the safety reporting requirements of the FDA, TPD, or an equivalent regulatory body in a country outside the Territory; provided, that the Opt Out Data shall not include data or information owned by Third Parties or that Licensee is under an obligation at law or to Third Parties not to disclose (e.g., protected patient identification information). For purposes of the preceding sentence, "Third Party" shall not include contract laboratories or other agents acting on behalf of Licensee or its Affiliates. Notwithstanding the foregoing, with respect to data or information owned by Third Parties or that Licensee is under an obligation to Third Parties not to disclose, Licensee shall use commercially reasonable efforts to cause such Third Parties to provide letters of authorization granting necessary rights of reference or permission to disclose (e.g., to their confidential information).

      2.5 Website Content and URLs.

      (a) Cross License. To the extent a Party or an Affiliate of a Party has the right to grant licenses to the content for its website that describes a Licensed Product ("WEBSITE CONTENT"), such Party grants the other Party, effective as of the Closing Date, a fully paid-up, non-exclusive, nonsublicensable (except as permitted in Section 12.1) and nonassignable (except as permitted in Section 12.1) license to use such Website Content in connection with the marketing, offering for sale, and distribution of the Licensed Products, which license shall include the right to copy, prepare derivative works and publicly display such Website Content. The licensor of such Website Content shall in all instances act reasonably to provide materials embodying the Website Content to the licensee of such content and in allowing the licensee of the Website Content to display such content as provided in all cases at the licensee's reasonable request and sole expense. Prior to copying the Website Content of the other Party or its Affiliates, the licensee of the Website Content shall send the licensor an email describing the Website Content it wants to copy, and the licensor shall, within five (5) Business Days, provide the licensee with its commentary, updates and notes, if any, on the Website Content identified in the licensee's email.

      (b) Conditions to License. The license granted to Licensee in Section 2.5(a) is subject to the conditions that (i) any website owned or operated by or on behalf of Licensee that displays Website Content (A) is directed solely to users in the Territory, and (B) contains a prominent disclaimer to the effect that any Website Content is directed solely to users in the United States or Canada; (ii) any website owned or operated by or on behalf of Licensor that displays Website Content (A) is directed solely to users outside the Territory, and (B) contains a translation of Licensee's Website Content into a language other than the English language or a prominent disclaimer to the effect that any Website Content written in the English language is not directed to users in the United States or Canada.

      (c) Access to Websites. It is understood and agreed that it shall not be a breach of this Section 2.5 if (i) users outside the Territory are able to gain access to websites owned or operated by or on behalf of Licensee, provided that Licensee does not take any affirmative measures to target such users and takes commercially reasonable measures to respond only to users located within the Territory, for example, by declining to provide additional information to users who identify themselves as being located outside the Territory, or (ii) users in the Territory are able to gain access to websites owned or operated by or on behalf of Licensor, provided that Licensor does not take any affirmative measures to target such users and takes commercially reasonable measures to respond only to users located outside the Territory, for example, by declining to provide additional information to users who identify themselves as being located in the Territory. Licensor and Licensee shall ensure that their respective websites substantially comply with the applicable FDA and the applicable TPD requirements. Licensor shall not, and shall cause its licensees not to, register or use (i) any Licensee Mark in any URL or domain name, or (ii) any trademark for a Licensed Product in any URL or domain name that contains the international extension ".us" (for the United States) or ".ca" (for Canada).

                                   ARTICLE III
                                   OBLIGATIONS

      3.1 Diligence Efforts.

      (a) Diligence Obligations of the Parties. Licensee shall use commercially reasonable efforts to obtain Regulatory Approvals for the Licensed Products in the Territory, to bring Licensed Products to market, and to maximize sales of Licensed Products in the Territory. At a minimum, it is Licensee's obligation under this Section 3.1(a) to adopt and implement efforts to bring Licensed Products to market and to maximize sales for each Licensed Product hereunder that are reasonably equivalent to the sales and other efforts and sales strategies adopted and implemented by Licensee's Affiliate pursuant to the Previous License Agreement with regard to the launch and ongoing sales efforts for Restylane;(TM) provided, however, that Licensee may adjust its efforts under this Agreement to account for the differences in the products and the market opportunities therefor. In the event the product currently marketed in Europe under the trademark Restylane SubQ does not meet the requirements of * * *, Licensor shall use commercially reasonable efforts to develop at least one Licensed Product having * * *.

      (b) Diligence Default. In the event that Licensor believes that Licensee has committed a material breach of its obligations under Section 3.1(a) for a particular Licensed Product and Licensor provides Licensee with written notice of such alleged material breach, and Licensee thereafter fails to effect a cure of such alleged material breach within thirty (30) days of receipt of the written notice from Licensor, Licensor may invoke the dispute resolution procedures set forth in Article XI. If, in a final arbitral decision, the arbitral tribunal determines that Licensee has committed a material breach of its obligations in Section 3.1(a) with respect to a particular Licensed Product (a "DILIGENCE DEFAULT"), Licensor shall have the exclusive remedies specified in Sections 3.1(c) and 3.1(d).

      (c) Termination of Exclusive Rights. In the event a Diligence Default has occurred, Licensor may (i) terminate the exclusive rights granted in Section 2.1 hereof for that particular Licensed Product by sending written notice of such termination to Licensee, and (ii) obtain a duplicate PMA Approval with respect to such Licensed Product in accordance with Section 3.1(d) only for purposes of obtaining and maintaining approval to market and distribute such Licensed Product in the Territory. If Licensor terminates the exclusive rights granted in
Section 2.1 hereof for a particular Licensed Product, such license with respect to such Licensed Product shall continue in effect but shall become nonexclusive with regard to such Licensed Product only.

      (d) Duplicate PMA Approvals.

            (i) For purposes of this Section 3.1(d), "Licensor" shall refer to "Licensor or its licensee." The procedure for obtaining duplicate PMA Approvals in the event of a Diligence Default shall be as follows:

            (A) Pursuant to the FDA's existing procedure, Licensor shall prepare and file a complete original PMA Application based upon a right of reference to the information in Licensee's Regulatory Approvals for the nonexclusive Licensed Product. Licensee shall cooperate fully to ensure that such PMA Application is complete, accurate and acceptable for filing under 21 C.F.R. ss. 814.12. Licensee shall promptly provide all necessary letters of authorization granting rights of reference, shall use commercially reasonable efforts to cause Third Parties to provide letters of authorization granting necessary rights of reference (e.g., to their Master Files) and otherwise shall use commercially reasonable efforts to enable Licensor to fully comply with and pursue the FDA requirements for obtaining duplicates of the original PMA Approvals in accordance with the terms of this Agreement. Licensee shall promptly cooperate with Licensor's efforts and the FDA procedures as reasonably requested by Licensor and as necessary to obtain such duplicate PMA Approvals.

            (B) The FDA generally refers to the foregoing procedure as licensing of a PMA Approval, with the owner of the original Regulatory Approval as the licensor and the owner of the newly issued PMA Approval as the licensee. These terms are not used in this Section 3.1(d) in order to avoid confusion with this Agreement and terms related hereto.

            (ii) Upon the completion of the procedures referenced in Section 3.1(d)(i), above: (A) Licensor shall have irrevocable ownership of its duplicate Regulatory Approvals for the sole purpose of marketing and distributing the nonexclusive Licensed Product and (B) Licensor's distribution (or distribution by its other licensees and/or agents) of such nonexclusive Licensed Products in the United States shall be conducted under the Regulatory Approvals that Licensor owns.

            (iii) As applicable, both Parties shall provide all necessary letters of authorization granting rights of reference, shall use commercially reasonable efforts to cause Third Parties to provide letters of authorization granting necessary rights of reference (e.g., to their Master Files) and otherwise shall cooperate fully in complying with the FDA requirements for obtaining duplicate PMA Approvals in accordance with the terms of this Agreement.

      (e) Exclusive Remedies. The remedies specified in Sections 3.1(b), 3.1(c) and 3.1(d), shall be the exclusive remedy in the event of a Diligence Default notwithstanding any other rights, powers, remedies and privileges that may be available to Licensor under this Agreement (including, without limitation, Article X hereof), the Transaction Agreements or Laws of any Governmental Authority. If, following a Diligence Default, the exclusive license rights granted in Section 2.1 hereof for a particular Licensed Product become nonexclusive in accordance with

Section 3.1(c), Licensee shall have no further obligations under Section 3.1(a) for that Licensed Product.

      3.2 Markings and Trade Dress.

      (a) Licensee shall use commercially reasonable efforts to substantially comply with all patent marking and placement of corporate identifiers and identifiers of NASHA technology on the packaging and package inserts of the Licensed Products as required by applicable Law in the U.S. and Canada. Licensee shall use and display on all packaging and package inserts of the Licensed Products Licensor corporate identifiers and identifiers of NASHA technology that are reasonably requested by Licensor and are of a size, format and location appropriate for said packaging as reasonably determined by Licensee, provided that such identifiers shall be displayed in a reasonably prominent manner. Licensee shall not use or display Licensor's corporate identifiers or identifiers of NASHA technology other than on promotional literature, packaging and package inserts, without Licensor's express written consent, and in any event shall not use or display Licensor's corporate identifiers or identifiers of NASHA technology in a manner inconsistent with Licensor's use and display thereof. It shall not be considered a breach by Licensee of this Section 3.2 if, through inadvertence or Third Party error, such identifiers are not, or are incorrectly, displayed on a small number of promotional literature, packages or package inserts of the Licensed Products.

      (b) Licensee shall have the right to adopt, own for registration and use for Licensed Products, in each case solely in the Territory, (i) trademarks owned or controlled by Licensor and used to brand the Licensed Products outside the Territory or trademarks substantially similar thereto (the "LICENSOR MARKS) and/or the trade dress owned or controlled by Licensor and used in connection with the Licensed Products outside the Territory, or trade dress substantially similar thereto (the "LICENSOR TRADE DRESS"); or (ii) trademarks distinctive to Licensee, provided such trademarks are not confusingly similar to the Licensor Marks existing and publicly known (the "LICENSEE MARKS) and/or trade dress distinctive to Licensee, provided such trade dress is not confusingly similar to the Licensor Trade Dress existing and publicly known (the "LICENSEE TRADE DRESS") and provided further that Licensee (x) shall bear its own expenses with regard to adoption or modification of Licensee Marks and Licensee Trade Dress, and (y) shall not adopt a Licensee Trade Dress which is incompatible with or unduly burdensome on Licensor's packaging or other equipment. For the avoidance of doubt, Licensee may adopt any combination of the foregoing (e.g., the Licensee Marks with the Licensor Trade Dress or the Licensor Marks with the Licensee Trade Dress).

      (c) In the event that Licensee adopts the Licensor Marks to brand and market the Licensed Products in the Territory, the Parties agree that Licensor shall, and shall cause its Third Party licensees to, refrain from adopting new trademarks, or changing or modifying the existing trademarks, for any product of Licensor that is distributed inside the Territory (either inside or outside the Field) in a way as to make it confusingly similar to the marks adopted by Licensee, provided that Licensor shall be free to change, modify or adapt its trademarks used in connection with its products outside the Territory, even if such changes, modifications or adaptations result in trademarks that are confusingly similar to the trademarks used by Licensee in connection with Licensed Products within the Territory.

      (d) In the event that Licensee elects to adopt the Licensor Trade Dress for use in connection with the Licensed Products in the Territory, the Parties agree that each Party shall be free to change, modify or adapt its trade dress used in connection with its products, even if such changes, modifications or adaptations result in trade dress that is confusingly similar to the trade dress used by the other Party in connection with its products; provided however Licensor shall, and shall use commercially reasonable efforts to cause its Third Party licensees to, refrain from modifying the Licensor Trade Dress in a way identical to Licensee's modifications of Licensor Trade Dress adopted by the Licensee.

      (e) In the event that Licensee adopts the Licensee Marks or Licensee Trade Dress to brand and market the Licensed Products in the Territory, the Parties agree that Licensor shall, and shall cause its Third Party licensees to, refrain from adopting new trademarks or trade dress or changing or modifying the existing trademarks or trade dress, for any product of Licensor that is distributed either in or outside the Territory in a way as to make it identical or confusingly similar to the Licensee Marks or Licensee Trade Dress.

      3.3 Protection of Intellectual Property. Licensee shall take such action as Licensor reasonably requests in writing, at Licensor's expense except as otherwise determined by the Steering Committee in accordance with the Supply Agreement, to assist Licensor in obtaining, registering and perfecting the Licensed Rights and disclosing pertinent information and executing documents in connection therewith.

      3.4 Compliance With Relevant Law. Licensor and Licensee shall each comply in all material respects with all applicable Laws that pertain to the activities for which Licensor and Licensee are each responsible under this Agreement.

      3.5 Prosecution and Maintenance of Licensed Patents. Subject to the terms and conditions of this Agreement, Licensor shall use reasonable best efforts to prosecute and maintain all Licensed Patents in the Territory in Licensor's name in accordance with the applicable terms set forth herein. Except as otherwise set forth in Section 4.2 herein with respect to Actions for the infringement, misappropriation or impairment of or damage to the Licensed Rights, Licensor shall be responsible for all actions and costs associated with maintaining the enforceability and validity of the Licensed Patents, and paying maintenance fees and/or annuities, and all other costs required to maintain the Licensed Patents. Licensor shall use reasonable best efforts to prosecute each of the Licensed Patents either to issuance or until administrative appeals to the Board of Patent Appeals and Interferences or its Canadian equivalent are exhausted. Except as provided in Section 3.7 herein with regard to patent applications requested by Licensee, the preparation and filing of any new patent applications shall be entirely and solely at Licensor's discretion.

      3.6 Correspondence Relating to Patent Prosecution. Licensor shall deliver to Licensee, or counsel designated by Licensee, copies of all non-privileged correspondence to and from the USPTO and CIPO relating to the Licensed Patents in the Territory, as well as all non-privileged correspondence with the World Intellectual Property Organization relating to any International Application designating the United States or Canada, and all non-privileged correspondence with any national or regional patent office containing any information that may reasonably be material to the validity, scope or enforceability of the Licensed Patents, relating to applications corresponding to or claiming priority with or from the Licensed Patents. Such correspondence shall be delivered promptly after the origination or receipt of such correspondence. With respect to the Licensed Patents, Licensee or counsel designated by Licensee shall have the right to submit comments on such correspondence to Licensor within fifteen (15) Business Days after Licensor sends such correspondence to Licensee or counsel designated by Licensee. If Licensee or counsel designated by Licensee timely submits comments to Licensor, and subject always to the best judgment of Licensor and its counsel, Licensor shall use commercially reasonable efforts to incorporate all reasonable comments in its further correspondence with the USPTO or CIPO, provided incorporation of the comments would not unreasonably delay, burden or increase the expense of the prosecution of pending patent applications.

      3.7 Divisional, Continuation and New Patent Applications. From time to time Licensee may desire that Licensor file a divisional, continuation or new application for patent in the Territory embodying an invention conceived by Licensee and in whole or in part based on, utilizing or otherwise incorporating the Licensed Rights. In such circumstances, Licensee shall submit to the Steering Committee, in accordance with the Supply Agreement, a request for patent filing detailing the invention, the effect of the invention on the commercialization of the Licensed Products in the Territory (if any) and any information known to Licensee regarding the novelty, non-obviousness and general patentability of the invention (a "PATENT REQUEST"). Licensee and Licensor shall cause their respective designees on the Steering Committee, in accordance with the Supply Agreement, to decide whether or not to approve the Patent Request, taking into consideration both any effect on the commercialization of the Licensed Products in the Territory and the patentability of the invention proposed for patenting. If the Steering Committee in accordance with the Supply Agreement approves a Patent Request, Licensor shall use commercially reasonable efforts to timely file a patent application based on the invention detailed therein and to diligently prosecute such application to issuance, provided that Licensee shall pay all reasonable costs related to any patent application filed pursuant to a Patent Request and any patent that issues therefrom to the extent the application and patent relate exclusively to the Territory. To the extent the application and any patent that issues therefrom are relevant to the worldwide market, Licensee and Licensor shall cause their respective designees on the Steering Committee to determine the appropriate allocation of cost as between Licensee and Licensor. Notwithstanding Licensee's payment of prosecution and maintenance fees, any patent application embodying an invention in whole or in part based on, utilizing or otherwise incorporating the Licensed Rights, filed pursuant to a Patent Request, or otherwise, and any patent that issues therefrom shall be owned in its entirety by Licensor unless the Parties' designees on the Steering Committee mutually agree that such application or patent shall be jointly owned for the purpose of avoiding prior art status, such as under 35 U.S.C. ss. 102(e). For the avoidance of doubt, the Parties intend that Licensee has the right, on its own and at its sole expense, to prosecute patents based on its own inventions to the extent, and only to the extent, such inventions are not in whole or in part based on, do not utilize, and do not otherwise incorporate the Licensed Rights.

      3.8 March In Rights. If and only if Licensor is unwilling or unable due to Licensor's bankruptcy, insolvency, appointment of receiver or similar proceeding to maintain the Licensed Patents to the extent relevant to the Licensed Products in the Territory, Licensee shall have the right to prosecute and maintain such Licensed Patents in the Territory, provided that in all events, ownership of all rights in and to such Licensed Patents shall remain with Licensor.

      3.9 Provision of Licensor Information and Access to Licensor Employees.

      (a) Licensor shall, promptly after the Closing Date and at Licensee's sole expense, use commercially reasonable efforts to deliver to Licensee documentation of (1) the Licensed Know-How and Licensed Regulatory Data to the extent such documentation (i) exists and (ii) is not subject to confidentiality restrictions preventing its disclosure to Licensee and (2) any material published by Licensor related to the Licensed Products, including but not limited to marketing and sales materials, to the extent such documentation (i) exists and (ii) is reasonably requested by Licensee for its use in the marketing, use, distribution, importation, offering for sale, sale, commercialization or other disposition of the Licensed Products in the Territory. Licensor shall use commercially reasonable efforts to supplement such documentation when new documentation reflecting the Licensed Know-How or Licensed Regulatory Data becomes available to Licensor. For the avoidance of doubt, Licensor shall have no obligation to author, create or produce initial or supplemental documentation to the extent such documentation does not otherwise exist, but Licensor agrees to share with Licensee such documentation related to the marketing, use, distribution, importation, offering for sale, sale, commercialization or other disposition of the Licensed Products in the Territory as now exists or is hereafter created, other than documentation that Licensor is under an obligation to unrelated Third Parties not to disclose, such as patient data. All such documentation shall be provided by Licensor to the Licensee in the form of one copy only in the English language or in another language if no English copy exists.

      (b) From time to time Licensor shall use commercially reasonable efforts to provide Licensee reasonable access, at Licensee's sole expense, to relevant employees designated by Licensor as having knowledge of Licensed Know-How or Licensed Regulatory Data that are not reduced to writing and is reasonably requested by Licensee for its use in the marketing, use, distribution, importation, offering for sale, sale, commercialization or other disposition of the Licensed Products in the Territory, to allow Licensee to meet and interview such employees to enable Licensee to better practice the Licenses granted under
Section 2.1, provided that, if not otherwise agreed between the Parties, (i) the total of such meetings shall be limited to no more than five (5) days per annum or, in any year in which Licensee shall Launch a Licensed Product, no more than ten (10) days per annum, of which no more than two (2) days at a time shall be consecutive; (ii) such meetings shall occur upon not less than thirty (30) days' prior notice to Licensor; (iii) such meeting shall only be conducted during normal business hours; and (iv) such meetings shall not unreasonably disrupt or interfere with Licensor's normal operations. For the avoidance of doubt, meeting of the Steering Committee shall not be counted in the calculations set forth in this Section 3.9(b).

      3.10 Policing of Products.

      (a) The Parties shall use commercially reasonable efforts to police the Licensed Products and their channels of trade to ensure that (i) Licensor and its Affiliates, licensees or designees do not sell, offer for sale, import, market, distribute or have distributed, or otherwise dispose of Licensed Products within the Territory; and (ii) Licensee and its Affiliates, licensees or designees do not sell, offer for sale, import, market, distribute or have distributed, or otherwise dispose of Licensed Products outside the Territory.

      (b) The Parties shall use commercially reasonable efforts to police their products to ensure that (i) products sold by Licensor and its Affiliates, licensees or designees, other than Licensed Products sold by Licensee and its Affiliates, licensees or designees, are not used in the Field in the Territory; and (ii) Licensed Products sold by Licensee and its Affiliates, licensees or designees are not used outside the Field in the Territory (in either case an "OUT-OF-FIELD USE"). In the event that either Party (the "COMPLAINING PARTY") believes that products sold by the other Party (the "RESPONSIBLE PARTY") or its Affiliates, licensees or designees in the Territory have been or are being used for an Out-of-Field Use, the Complaining Party shall present the Responsible Party with the full, complete and most probative evidence of such Out-of-Field Use available to the Complaining Party. If, after review of the proof presented by the Complaining Party, the Responsible Party agrees that products sold by itself or its Affiliates, licensees or designees in the Territory have been or are being used for an Out-of-Field Use, such Responsible Party shall compensate the Complaining Party for the lost profits suffered by the Complaining Party due to the Out-of-Field Use of products sold directly by such Responsible Party or its Affiliates, licensees or designees in the Territory. If, after review of the proof presented by the Complaining Party, the Responsible Party refuses to compensate the Complaining Party for its lost profits in accordance with this
Section 3.10(b), the Parties shall submit their claims to arbitration in accordance with the dispute resolution provisions of Article XI herein.

      3.11 Tax Certificate. Licensor shall provide Licensee with a properly executed and valid Form W-8BEN and shall continue to update such Form W-8BEN throughout the Term of this Agreement in accordance with U.S. Treasury Regulation 1.1441-1(e)(4)(ii).

      3.12 Other Agreements. Within thirty (30) days of the Closing Date, Licensor shall deliver to Licensee a draft trademark license agreement pursuant to which Licensee will receive a fully paid license to use the "NASHA" mark. Following the Closing Date and prior to the date that the first Milestone Payment is due in accordance with Article VIII hereof, the Parties shall execute and deliver all documents, instruments and certificates required in connection with establishing the Account contemplated by Section 8.2(a).

      3.13 Non-Compete Undertaking of Licensee.

      (a) During the Non-Compete Period (as defined below), Licensee agrees that it will not sell, or enter into definitive agreements to sell, a Competing Product. As used in this Section 3.13, the term "COMPETING PRODUCT" shall mean a product for * * *.

      (b) As used in this Section 3.13, the term "NON-COMPETE PERIOD" shall mean
* * *.

                                   ARTICLE IV
                         INFRINGEMENT OF LICENSED RIGHTS

            4.1 Obligations. Each Party shall promptly notify the other Party in writing of any actual or potential infringement, misappropriation or impairment of or damage to the Licensed Rights, or threatened Action against a Party that the Party's acts under or related to the Licensed Rights infringe, misappropriate, impair or otherwise damage the intellectual property rights of a Third Party, of which the Party is or becomes aware.

            4.2 Actions. Licensor shall have the exclusive right to bring an Action for the infringement or misappropriation or impairment of or damage to the Licensed Rights and shall use all reasonable, diligent efforts to pursue parties who have infringed, misappropriated, impaired or otherwise damaged the Licensed Rights known to Licensor or identified in writing to Licensor by Licensee. Licensor shall bear all expenses, have complete control over, and recover all proceeds, settlements and damages with respect to any such Action, provided that, if such infringement, misappropriation, impairment or damage is due in whole or in part to the actions or inactions of Licensee, Licensee shall reimburse Licensor for such expenses, including reasonable attorney's fees and expenses, in proportion to the degree to which Licensee's actions or inactions contributed to such infringement, misappropriation, impairment or damage. Licensee agrees to cooperate fully with Licensor at Licensor's expense in any such Action, and to be joined as a party in such Action where required by Law. If Licensor fails to provide Licensee with evidence reasonably sufficient to Licensee that Licensor has undertaken demonstrable and reasonable efforts to abate and investigate an infringement, misappropriation, impairment or damage reported by Licensee in writing to Licensor within sixty (60) days after it receives a written request from Licensee to do so, or if Licensor fails to bring an Action in the Field in the Territory to abate an infringement, misappropriation, impairment or damage within ninety (90) days after it receives a written request from Licensee to do so, or if Licensor discontinues the prosecution of any such Action after filing, Licensee may, in its discretion, undertake such Action as it deems necessary to enforce the Licensed Rights. In such case, Licensee shall bear all expenses and recover all proceeds, settlements and damages with respect to any such Action, and Licensor shall assist Licensee, upon Licensee's request, at Licensee's sole expense in taking any action to enforce the Licensed Rights and shall consent to be joined as a party in such Action where required by Law. In any Licensee-brought Action, Licensee shall promptly send to Licensor a true copy of any and all notices or communications between Licensee and the Third Party infringer as well as a true copy of any and all pleadings, motions or other filings in or related to the Action. To the extent that there are communications not in writing, Licensee shall periodically, but at least monthly, provide to Licensor a report of all material communications bearing upon the current status of the dispute as between Licensee and the Third Party infringer, and any steps bearing upon resolution of that dispute. In no event shall either Party settle any Action referred to in this Section 4.2 with any Third Party, which settlement would materially affect any of the rights of the other Party (as determined by that Party in its reasonable discretion) under this Agreement, without the prior approval of the other Party, which approval shall not be unreasonably withheld or delayed.

                                    ARTICLE V
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      5.1 Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee that:

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

      (a) Corporate Organization and Authority. Licensor is a company duly organized, validly existing and in good standing under the Laws of the Kingdom of Sweden and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Licensor of this Agreement, the performance by Licensor of its obligations hereunder, and the consummation by Licensor of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Licensor and, assuming the due authorization, execution and delivery hereof by Licensee, constitutes a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting enforcement of creditors' rights and Laws concerning equitable remedies.

      (b) No Conflict. The execution, delivery and performance by Licensor of this Agreement and the consummation by Licensor of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both, violate, conflict with or cause a breach or termination of or constitute a default under (i) the provisions of any Law applicable to Licensor or its properties or assets; (ii) the provisions of the constituent organizational documents or other governing instruments of Licensor; (iii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Licensor is a party or by which Licensor, the Licensed Products, the Licensed Regulatory Data or the Licensed Rights are bound or subject; or (iv) any judgment, decree, order or award of any court or Governmental Authority applicable to Licensor or its properties or assets.

      (c) Governmental and Third Party Consents. No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be obtained from, any Third Party or Governmental Authority by virtue of the execution and delivery of this Agreement.

      (d) Litigation. Except as set forth in Schedule 5.1(d), (i) there are no Actions pending, or to Licensor's or its Affiliates' knowledge threatened, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the prospects or condition of the Licensed Products, Licensed Regulatory Data or the Licensed Rights nor (ii) to Licensor's or its Affiliates' knowledge, do circumstances exist which are reasonably likely to result in any Action of the kind described in clause (i) above.

      (e) Licensor Know-How and Licensed Regulatory Data. The Licensed Know-How and Licensed Regulatory Data, to the extent constituting or containing trade secret information, are not, as of the date hereof, readily ascertainable by proper means by those who can obtain economic value from its knowledge or use and Licensor has taken steps reasonable under the circumstances to ensure that the Licensed Know-How and Licensed Regulatory Data, to the extent constituting or containing trade secret information, have been maintained in confidence.

      (f) Licensed Rights and Licensed Regulatory Data. Licensor is the sole and exclusive owner of, and has all rights, title and interest in and to, or has the exclusive right to license the Licensed Rights and the Licensed Regulatory Data in the Territory. No Actions are pending, or to Licensor's or its Affiliates' knowledge threatened against Licensor alleging the

Licensed Rights or Licensed Regulatory Data in any respect are an infringement, misappropriation or impairment or have otherwise caused damage to any Third Party or any Third Party's intellectual property rights, or that challenge Licensor's ownership of, or the enforceability or validity of the Licensed Rights or Licensed Regulatory Data. To the best of Licensor's or its Affiliates' knowledge after due inquiry, the Licensed Rights and Licensed Regulatory Data do not and will not infringe, constitute a misappropriation or impairment of or otherwise cause damage to or interfere with any patent, copyright, trademark, design right or other intellectual property rights of any other Person in the Territory. Licensor has complied and will, during the Term, comply in all material respects with all provisions of the patent acts, regulations, and statutes regarding the procurement and maintenance of, all Licensed Rights and Licensed Regulatory Data in the Territory. Licensor is in compliance and will, during the Term, remain in compliance with that certain settlement agreement dated September 28, 1999, between Licensor and Biomatrix, Inc. in settlement of Civil Case #99-CV-2021 in the U.S. District Court for the District of New Jersey (Newark), Biomatrix, Inc. v. Bengt Agerup, et al., Filed May 3, 1999. Licensor has not specifically admitted that any claim of an unexpired patent or pending patent application included within the Licensed Patents is invalid or unenforceable through reissue, disclaimer (other than that in U.S. Patent No. 5,827,937 and Canadian Patent Application No. 2,226,488, wherein a disclaimer has been filed with respect to claim 4) or otherwise. Licensor has adopted and will use measures reasonable under the circumstances to enforce non-disclosure and confidentiality policies and has obtained agreements from employees, consultants and others relating to such matters that are reasonable under the circumstances to protect its rights in and to the Licensed Rights and Licensed Regulatory Data.

      (g) Third Party Rights. Neither Licensor nor its Affiliates have granted to any Third Party or Affiliate any rights or licenses or have otherwise taken any action that conflicts with or materially adversely affects the rights and Licenses granted to Licensee under this Agreement and will not grant any such rights or licenses to any Third Party during the Term.

      (h) Schedules. All schedules in this Agreement are complete and correct. Schedule A contains a complete and correct list of all U.S. and Canadian patents and patent applications owned by Licensor or any of its Affiliates that cover the marketing, manufacture, use, distribution, importation, offering for sale, sale, commercialization or other disposition of the Licensed Products in the Field in the Territory.

      (i) Government Authority. Neither Licensor nor any of its Affiliates is aware of any Action or pending or threatened Action by any Governmental Authority, including, but not limited to, the TPD (as defined in the Supply Agreement) or FDA, that would prohibit or disapprove of the sale of the Licensed Products in the Territory. Licensor is not aware that any Governmental Authority, including, but not limited to, the TPD and FDA, would have a basis for prohibiting or not approving the sale of the Licensed Products in the Territory.

      (j) Trademarks. Neither Licensor nor any of its Affiliates has, directly or indirectly, registered, or filed applications for the registration of, the mark "SUBQ" or any mark containing the term "SUBQ" with any Governmental Authority in the Territory.

      5.2 Representations and Warranties of Licensee. Licensee represents and warrants to Licensor that:

            (a) Corporate Organization and Authority. Licensee is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Licensee of this Agreement, the performance by Licensee of its obligations hereunder, and the consummation by Licensee of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Licensee and, assuming the due authorization, execution and delivery hereof by Licensor, constitutes a legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting enforcement of creditors' rights and Laws concerning equitable remedies.

      (b) No Conflict. The execution, delivery and performance by Licensee of this Agreement and the consummation by Licensee of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both, violate, conflict with or cause a breach or termination of or constitute a default under (i) the provisions of any Law applicable to Licensee or its properties or assets; (ii) the provisions of the constituent organizational documents or other governing instruments of Licensee; (iii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Licensee is a party or by which Licensee, the Licensed Products or the Licensed Rights are bound or subject; or (iv) any judgment, decree, order or award of any court or Governmental Authority applicable to Licensee or its properties or assets.

      (c) Governmental and Third Party Consents. No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be obtained from, any Third Party or Governmental Authority by Licensee by virtue of the execution and delivery of this Agreement.

      5.3 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE OTHER TRANSACTION AGREEMENTS, (I) LICENSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER AT LAW OR IN EQUITY, RELATED TO THE LICENSED RIGHTS OR LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (II) LICENSOR MAKES NO, AND HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE REGARDING THE LICENSED RIGHTS AND LICENSED PRODUCTS, (III) THE LICENSED RIGHTS ARE CONVEYED ON AN "AS IS, WHERE IS" BASIS EFFECTIVE AS OF THE CLOSING DATE AND LICENSEE SHALL RELY UPON ITS OWN EXAMINATION THEREOF, (IV) LICENSEE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER AT LAW OR IN EQUITY, RELATED TO THE LICENSEE LICENSED RIGHTS, INCLUDING WITHOUT LIMITATION, ANY

REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (V) LICENSEE MAKES NO, AND HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE REGARDING THE LICENSEE LICENSED RIGHTS, AND (VI) THE LICENSEE LICENSED RIGHTS ARE CONVEYED ON AN "AS IS, WHERE IS" BASIS EFFECTIVE AS OF THE DATE ANY LICENSE TO THE LICENSEE LICENSED RIGHTS BECOMES EFFECTIVE AND LICENSOR SHALL RELY UPON ITS OWN EXAMINATION THEREOF. Without limiting the foregoing, each Party acknowledges that it has not and is not relying upon any implied warranty of merchantability or fitness for a particular purpose, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise) or the reliability, suitability, ability to produce a particular result, and validity, regarding the Licensed Rights or the Licensee Licensed Rights, as the case may be, after the date of this Agreement, except that Licensee may rely on the representations and warranties contained herein and in the other Transaction Agreements. This provision shall not affect the rights or obligations of either Party hereto with respect to any other Transaction Agreement.

      5.4 Disclaimer of Consequential, Incidental and Contingent Damages. Except as otherwise expressly provided herein, to the extent permitted by Law, neither Party shall be subject to, and each Party hereby disclaims, liability for all consequential, incidental and contingent damages whatsoever of the other Party or any of its Affiliates arising out of or relating to action or inaction under, performance or non-performance of, or the breach of, this Agreement.

                                   ARTICLE VI
                                TERM; TERMINATION

      6.1 Term. The term of this Agreement ("TERM") commences on the date hereof and, unless earlier terminated pursuant to Section 6.2, lasts until the last to occur of (a) the last Licensed Patent in the Licensed Rights expires, is abandoned or is finally adjudicated invalid and (b) the first to occur of (i) all of the Licensed Know-How becomes publicly available, other than by a breach by either Party of its obligations under Article IX herein, or (ii) one hundred
(100) years from the date hereof.

      6.2 Termination.

            (a) Licensor may terminate this Agreement effective upon written notice to Licensee if Licensee breaches its obligation to pay to Licensor any One Time Payment or Milestone Payment when due in accordance with this Agreement, including Section 8.5 hereof, and has not cured such breach within five (5) Business Days after receipt of written notice of such breach from Licensor.

            (b) Either Party may terminate this Agreement if there shall have been a Transfer by the other Party pursuant to a Change in Control (other than a Volitional Change in Control) in violation of Section 12.1.

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

      6.3 Effect of Termination. Upon the termination of this Agreement in accordance with Section 6.2(a) by Licensor, Licensee shall (a) cease all use of the Licensed Rights, Licensed Regulatory Data, Licensor Marks and Licensor's Website Content and promptly return all originals and copies of any Licensed Know-How, Licensed Regulatory Data and Licensor Confidential Information in its possession or control to Licensor, and (b) transfer to Licensor the then existing Regulatory Approvals for the Licensed Products and Improvements thereof in the Territory pursuant to the FDA and TPD procedures for such transfers; provided, that if the TPD procedures prohibit the transfer of the Regulatory Approval in Canada to Licensor, Licensee shall grant Licensor a right of reference with respect to the Canadian Regulatory Approval and any Licensee Regulatory Materials to the extent necessary to obtain a duplicate Canadian Regulatory Approval, and, for avoidance of doubt, to at least the same extent necessary to obtain a duplicate PMA Approval under the provisions of Section 3.1(d) herein, for purposes of obtaining and maintaining approval to market and distribute such Licensed Product in Canada.

      6.4 Survival. Article IX [Confidentiality], Article X [Indemnification] and Article XI [Dispute Resolution], and Sections 12.8 [Expenses] and 12.15 [Publicity] shall survive the expiration or termination of this Agreement for any reason; provided, however, that termination pursuant to Section 6.2 will not relieve a defaulting or breaching Party from any liability to the other Party hereto.

                                   ARTICLE VII
                        CLOSING AND CONDITIONS TO CLOSING

      7.1 Closing. The closing of the transactions contemplated hereby (the "CLOSING") will take place at the offices of Akin Gump Strauss Hauer & Feld LLP, at 590 Madison Avenue, New York, NY 10022, or at such other place as may be mutually agreeable in writing by the Parties, on the date hereof (the "CLOSING DATE"). At the Closing, the Parties will duly execute and deliver all documents and instruments required to be delivered, and the Licensee will make all payments required to be paid by the Licensee at the Closing under Section 8.1(a)(i), in each case as provided in this Agreement. The Closing of the transactions contemplated hereby shall be deemed to have occurred as of 12:01 a.m. (New York City time) on the Closing Date.

      7.2 Method of Payment. Except with respect to the payment due on the Closing Date, all amounts payable by Licensee hereunder shall be paid in United States Dollars by wire transfer in immediately available funds to such bank account as designated from time to time in writing by Licensor to Licensee at least three (3) Business Days prior to the date such payment is due.

      7.3 Conditions of the Licensee's Obligations at Closing. The obligations of Licensee under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by Licensee:

      (a) Supply Agreement. Licensor shall have entered into the Supply
Agreement.

      (b) Macrolane Side Letter. Licensor shall have entered into the Macrolane Side Letter.

      (c) Previous License Letter Agreement. Licensor shall have entered into the Previous

License Letter Agreement.

      (d) Agerup Letter Agreement. Bengt Agerup shall have entered into the Agerup Letter Agreement.

      (e) Tax Certificate. Licensor shall have provided Licensee with a properly executed and valid Form W-8BEN.

      (f) Injunctions. At the Closing there shall not be in effect any Law or any order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority ("GOVERNMENTAL ORDER") directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate the transactions provided for herein.

      (g) Certificate. Licensor shall deliver to Licensee a certificate of an authorized board member of Licensor certifying and attaching: (i) Licensor's organizational documents as in effect as of the date hereof, (ii) a copy of the minutes of the meeting at which Licensor's board authorized the transactions contemplated by this Agreement, and (iii) a copy of a power of attorney executed on behalf of Licensor's board delegating the power to bind Licensor to Licensor's officers signing this Agreement and any other documents, instruments or certificates executed and delivered by Licensor at Closing.

      (h) Opinion. Licensee shall have received an opinion from Simpson Thacher & Bartlett LLP and Advokatfirman Vinge KB, each in a form reasonably acceptable to Licensee.

      7.4 Conditions of the Licensor's Obligations at Closing. The obligations of Licensor under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by Licensor:

      (a) Supply Agreement. Licensee shall have entered into the Supply
Agreement.

      (b) Macrolane Side Letter. Licensee shall have entered into the Macrolane Side Letter.

      (c) Previous License Letter Agreement. Licensee shall have entered into the Previous License Letter Agreement.

      (d) Guarantee. Medicis shall have entered into the Guarantee.

      (e) Injunctions. At the Closing there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.

      (f) Certificate. Licensee shall deliver to Licensor a certificate of an authorized board member of Licensee certifying and attaching: (i) Licensee's organizational documents as in effect as of the date hereof, (ii) the board resolutions of Licensee authorizing the transactions contemplated by this Agreement and (iii) the incumbency of Licensee's officers signing this Agreement and any other documents, instruments or certificates executed and delivered by

Licensee at Closing.

      (g) Opinion. Licensor shall have received an opinion from Akin Gump Strauss Hauer & Feld LLP in a form reasonably acceptable to Licensor.

                                  ARTICLE VIII
                                  LICENSE FEES

      8.1 One Time Payments.

      (a) Subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor the following one time payments as set forth below (each, a "ONE TIME PAYMENT"):

            (i) Thirty Million United States Dollars (U.S.$30,000,000.00) shall be paid to Licensor upon the Closing Date.

            (ii) Ten Million United States Dollars (U.S.$10,000,000.00) shall be paid to Licensor, promptly, and in any event within five (5) Business Days of the date upon which * * *.

            (iii) Twenty Million United States Dollars (U.S.$20,000,000.00) shall be paid to Licensor, promptly, and in any event within five (5) Business Days after the date of receipt by Licensee of written notice from the FDA * * *.

            (iv) Twenty Million United States Dollars (U.S.$20,000,000.00) shall be paid to Licensor, promptly, and in any event within five (5) Business Days of the Launch in the United States of the first Licensed Product.

      (b) For the avoidance of doubt, the Parties acknowledge and agree that the use of the term "first Licensed Product" hereinabove means that Licensor shall not be entitled to any other One Time Payments in respect of any other Licensed Products.

      8.2 * * *

      8.3 Certain Tax Matters.

      (a) All payments under Sections 8.1 and 8.2 hereof shall be made net of any amounts required to be withheld by Licensee or Licensor pursuant to the Laws of any Governmental Authority.

      (b) Licensee shall for all purposes be the owner of all amounts held in the Account prior to distribution and shall be responsible to timely pay all taxes required with respect to income thereon, provided that any distributions from the Account made to either Party shall be made net of any amounts required to be withheld pursuant to the Laws of any Governmental Authority.

      8.4 Audit Rights.

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

      (a) Upon the written request of Licensor and not more than once in each Contract Year, Licensee shall permit an independent certified public accounting firm or, as applicable, regulatory consulting firm of nationally recognized standing, selected by Licensor and reasonably acceptable to Licensee, at Licensor's expense, to have access during normal business hours to such of the books and records and regulatory files of Licensee as may be reasonably necessary to (i) verify the accuracy of the Net Revenues achieved in any Contract Year ending not more than thirty-six (36) months prior to the date of such request, and (ii) verify receipt of the notice from the FDA specified in
Section 8.1(a)(iii) hereof and for no other purpose. The accounting firm or regulatory consulting firm, as applicable shall disclose to Licensor only (x) whether the Net Revenues achieved are equal to the Net Revenues reported by Licensee to Licensor and the specific details concerning discrepancies, if any, and (y) whether Licensee has received the notice specified in Section 8.1(a)(iii) hereof. No other information shall be shared.

      (b) If such accounting firm concludes that the Net Revenues reported by Licensee to Licensor during the audited period was incorrect or such regulatory consulting firm concludes that the notice from the FDA specified in Section 8.1(a)(iii) hereof was actually received by Licensee, Licensee shall pay such additional Milestone Payments as applicable to the audited Net Revenues (or, in the case of receipt of the notice from the FDA specified in Section 8.1(a)(iii), the applicable One Time Payment) within thirty (30) days of the date Licensor delivers to Licensee such accounting firm's or, as applicable, such regulatory consulting firm's written report so concluding. Notwithstanding the foregoing, upon such accounting firm's conclusion that the Net Revenues reported by Licensee to Licensor during the audited period was incorrect or such regulatory consulting firm's conclusion that the notice from the FDA specified in Section 8.1(a)(iii) hereof was actually received by Licensee, Licensor may immediately commence Dispute Resolution under Section 8.5 herein. The fees charged by such accounting firm or, as applicable, such regulatory consulting firm shall be paid by Licensor; provided, however, if the audit discloses that the Net Revenues reported by Licensee for such audited period are less than ninety-five percent (95%) of the Net Revenues actually achieved during such period or if the audit discloses that the notice from the FDA specified in Section 8.1(a)(iii) was actually received by Licensee, Licensee shall pay the reasonable fees and expenses charged by such accounting firm or, as applicable, such regulatory consulting firm.

      (c) Licensor shall treat all financial or regulatory information subject to review under this Section 8.4 as Licensee Confidential Information, and shall cause its accounting firm to retain all such financial information in confidence.

      8.5 Dispute Resolution.

      (a) In the event of a dispute between the Parties as to whether any One Time Payment or Milestone Payment (a "DISPUTED LICENSE PAYMENT") is then due and owing from either Licensee or Licensor (with respect to a Return Payment), as the case may be, the Party claiming the Disputed License Payment is then due (the "CLAIMING PARTY") shall, send a notice with respect thereto to the other Party (the "OTHER PARTY").

      (b) If the Parties have not resolved the matters in dispute within five
(5) Business Days of the Other Party's receipt of such notice, then on such fifth (5th) Business Day the matter or matters in dispute shall be submitted to an independent certified public accounting firm of recognized international standing mutually agreeable to the Parties (or, if the Parties cannot agree, then one selected mutually by the Parties' auditors) (the "ACCOUNTING FIRM"). The Parties will cooperate with each other and each other's authorized representatives and with the Accounting Firm during the term of its engagement and each of the Parties may make a written submission. Each Party may provide the Accounting Firm all relevant books and records, any work papers, supporting documentation and any other documentation used in determining whether a Disputed License Payment is due. The Accounting Firm shall make a final and binding determination as to the matter or matters in dispute within 30 days of its appointment and shall send written notice thereof to the Parties within such 30-day period (subject to the right of either Party to appeal the Accounting Firm's determination pursuant to the arbitration procedures set forth in Article XI hereof).

      (c) In the event that the Accounting Firm determines that the Disputed License Payment is then due to the Claiming Party, within three (3) Business Days of receipt of written notice of such determination from the Accounting Firm (the "PAYMENT DATE"), the Other Party shall pay to the Claiming Party the Disputed License Payment (together with any interest accrued thereon at an annual rate equal to the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect on the date such payment is due at its principal office in New York City plus one percent (1%) from the date such Disputed License Payment should have been paid pursuant to Sections 8.1 or 8.2 up to the date such Disputed License Payment is actually paid, but excluding the date such payment is made) and the Other Party shall promptly pay the fees and expenses of the Accounting Firm. Notwithstanding any other remedy available to Licensor under this Section, in the event that the Accounting Firm determines that a Disputed License Payment is due to Licensor and Licensee does not pay such Disputed License Payment to Licensor within three
(3) Business Days of receipt of written notice from the Accounting Firm of such determination, Licensor, in its sole discretion may terminate this Agreement in accordance with Section 6.2(a) herein without the need to give the notice required by Section 6.2(a) or provide the opportunity to cure required by
Section 6.2(a). In the event that the Accounting Firm determines that the Disputed License Payment is not then due and owing to the Claiming Party, the Other Party shall be entitled to keep such Disputed License Payment and the Claiming Party shall promptly pay the fees and expenses of the Accounting Firm.

                                   ARTICLE IX
                                 CONFIDENTIALITY

            9.1 Licensor's Obligation. Except for the proper exercise of any rights granted or reserved under other provisions of this Agreement, Licensor agrees that it shall keep confidential, and shall cause its officers, employees, directors and counsel to keep confidential and shall not publish or otherwise divulge to a Third Party, other than any agents or representatives of Licensor (provided that such agents and representatives are informed of the confidential and proprietary nature of such information and agree in writing to the conditions set forth in this Article IX; and provided, further, that Licensor shall be responsible for any breach of this Section by such representatives and agents), or use for itself, unless Licensee shall have given its prior written approval, any information (and all tangible and intangible embodiments thereof) of a confidential and proprietary nature relating to Licensee's and its Affiliates' business or operations, including non-public information concerning Licensee's products, processes, customers and suppliers and the products and processes of Licensee's customers and suppliers furnished to Licensor by Licensee in connection with this Agreement or the Supply Agreement but excluding Licensed Know-How, Licensed Regulatory Data and Licensee Regulatory Materials which are addressed in Section
9.3 below (any of the foregoing, "CONFIDENTIAL LICENSEE INFORMATION"); provided, however, that Licensor shall have the right to disclose any Confidential Licensee Information provided hereunder if such disclosure is necessary (a) in connection with the securing of any Regulatory Approvals or other governmental approval necessary for the performance by Licensor of any of its obligations hereunder or under any other agreement with Licensee, (b) for the purpose of complying with applicable Laws and governmental regulations or (c) by Law or legal process. Licensor shall promptly notify Licensee of Licensor's intent to make any disclosure of Confidential Licensee Information prior to making such disclosure so as to allow Licensee adequate time to take whatever action Licensee may deem to be appropriate to protect the confidentiality of the Confidential Licensee Information and Licensor will cooperate and provide any assistance that the Licensee may reasonably request in connection with the foregoing. For the avoidance of confusion, all information provided by Licensee to Licensor in connection with this Agreement shall be deemed Confidential Licensee Information unless Licensor can demonstrate that such information is available to it from sources other than Licensee that are not under a duty of confidentiality with respect thereto. Licensor shall use Confidential Licensee Information only in connection with and for the purposes reflected in this Agreement and the other Transaction Agreements and for no other purpose. The confidentiality obligations set forth in this Section shall continue in effect during the Term and for a period of ten (10) years after the end of the Term except that the confidentiality obligations with respect to any Confidential Licensee Information that constitutes a trade secret shall continue in effect for so long as such information remains a trade secret.

            9.2 Licensee's Obligation. Except for the proper exercise of any rights granted or reserved under other provisions of this Agreement, Licensee agrees that it shall keep confidential, and shall cause its officers, employees, directors and counsel to keep confidential and shall not publish or otherwise divulge to a Third Party, other than any agents or representatives of Licensee (provided that such agents and representatives are informed of the confidential and proprietary nature of such information and agree in writing to the conditions set forth in this Article IX; and provided, further, that Licensee shall be responsible for any breach of this Section by such representatives and agents), or use for itself, unless Licensor shall have given its prior written approval, any information (and all tangible and intangible embodiments thereof) of a confidential and proprietary nature relating to Licensor's and its Affiliates' business or operations, including non-public information concerning the Licensed Rights, Licensed Regulatory Data, Licensor's products, processes, customers and suppliers and the products and processes of Licensor's customers and suppliers, furnished to Licensee by Licensor in connection with this Agreement or the Supply Agreement but excluding Licensed Know-How, Licensed Regulatory Data and Licensee Regulatory Materials which are addressed in Section
9.3 below (any of the foregoing, "CONFIDENTIAL LICENSOR INFORMATION"); provided, however, that Licensee shall have the right to disclose any Confidential Licensor Information provided hereunder if such disclosure is necessary (a) in connection with the securing of any Regulatory Approvals or other governmental approval necessary for the performance by Licensee of any of its obligations hereunder or under any other agreement with Licensor, (b) for the purpose of complying with Applicable Laws and government regulations, or (c) by Law or legal process.

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

Licensee shall promptly notify Licensor of Licensee's intent to make any disclosure of Confidential Licensor Information prior to making such disclosure so as to allow Licensor adequate time to take whatever action Licensor may deem to be appropriate to protect the confidentiality of Confidential Licensor Information and Licensee will cooperate and provide any assistance that the Licensor may reasonably request in connection with the foregoing. For the avoidance of confusion, all information provided by Licensor to Licensee in connection with this Agreement shall be deemed Confidential Licensor Information unless Licensee can demonstrate that such information is available to it from sources other than Licensor that are not under a duty of confidentiality with respect thereto. Licensee shall use Confidential Licensor Information only in connection with and for the purposes reflected in this Agreement and the other Transaction Agreements and for no other purpose. The confidentiality obligations set forth in this Section shall continue in effect during the Term and for a period of ten (10) years after the end of the Term except that the confidentiality obligations with respect to any Confidential Licensor Information that constitutes a trade secret shall continue in effect for so long as such information remains a trade secret.

            9.3 Protection of Licensed Know-How, Licensed Regulatory Data and Licensee Regulatory Materials. Each Party shall use protective measures that are commercially reasonable and in no event less stringent than those used by such Party within the Party's own business to protect its comparable know-how to maintain the confidentiality of the Licensed Know-How, Licensed Regulatory Data and Licensee Regulatory Materials and shall cause its officers, employees, directors and counsel to keep confidential and shall not publish or otherwise divulge to a Third Party, other than any licensees, Affiliates, agents or representatives under appropriate confidentiality agreements during the Term and after the end of the Term unless the Licensed Know-How, Licensed Regulatory Data or Licensee Regulatory Materials: (a) is or has become known to the public other than through a breach of this Agreement; or (b) lawfully was disclosed to the disclosing Party on a non-confidential basis by a Third Party not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, provided, however, such exception only applies to such portion of the Licensed Know-How, Licensed Regulatory Data or Licensee Regulatory Materials that falls within one or more of the above-cited exceptions. Licensee shall have the right to disclose any Licensed Know-How or Licensed Regulatory Data if such disclosure is necessary (i) in connection with the securing of any Regulatory Approvals or other governmental approval necessary for the performance by Licensee of any of its obligations hereunder, under the other Transaction Agreements or under any other agreement with Licensor, (ii) for the purpose of complying with applicable Laws and government regulations, or (iii) by Law or legal process, provided however, that the foregoing shall not alter the Parties' rights and obligations with respect to regulatory matters and compliance therewith as more fully set out in the Supply Agreement. For the avoidance of confusion, all Licensed Know-How, Licensed Regulatory Data and Licensee Regulatory Materials shall be deemed confidential information subject to this
Section 9.3 unless the Party receiving the information can demonstrate that such information falls within one or more of the above-cited exceptions. Licensee shall use the Licensed Know-How and Licensed Regulatory Data only in connection with and for the purposes reflected in this Agreement and the other Transaction Agreements and for no other purpose. Licensor shall use the Licensee Licensed Rights only in connection with and for the purposes reflected in this Agreement and the other Transaction Agreements and for no other purpose.

            9.4 Permitted Disclosure or Use of Information. Nothing in this
Article IX shall prevent the disclosure or use of Confidential Licensee Information or Confidential Licensor Information, as the case may be, that (a) is or has become known to the public other than through a breach of this Agreement or (b) lawfully was disclosed to the disclosing Party on a non-confidential basis by a Third Party not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

            9.5 Use of Information to Perform Obligations under this Agreement. Within the limits set forth in this Article IX, each Party shall be entitled at all times to use all Confidential Licensee Information or Confidential Licensor Information, as the case may be, provided by the other Party to the extent necessary to perform its obligations under this Agreement or any other Transaction Agreement.

                                   ARTICLE X
                                 INDEMNIFICATION

            10.1 Licensor

      (a) Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective officers, directors, stockholders, employees, agents and representatives (the "LICENSEE INDEMNIFIED PERSONS") from and against any Losses that they may incur resulting from any Action to the extent arising out of or due to (i) any breach of any representation, warranty, covenant or other agreement under this Agreement by Licensor or any of its Affiliates to the extent such Affiliate is bound under this Agreement (provided, that for purposes of this Section 10.1(a)(i), Section 5.1(d)(ii) shall be read without regard to qualification with respect to knowledge); or (ii) the infringement, misappropriation or impairment of or damage to any Third Party's intellectual property rights arising out of the Licensee's exercise of the Licensed Rights, use of the Licensed Regulatory Data or the Licensee's marketing, use, distribution, importation, offer for sale, sale, commercialization, or disposition of Licensed Products, or the Licensee's use of the Confidential Licensor Information.

      (b) Licensor shall not have any liability under Section 10.1(a) unless the aggregate of all Losses relating thereto for which Licensor would, but for
Section 10.1(b), be liable exceeds on a cumulative basis an amount equal to U.S.$159,000, and then only to the extent of any such excess, after which the entire amount of such Losses which is payable pursuant to the provisions of
Section 10.1 shall be paid by Licensor subject to the Cap (as such term is defined below); provided that Licensor shall not have any liability under
Section 10.1(a) for any individual item where the Loss relating to such item is less than U.S.$10,000; provided, further, however, that Licensor's aggregate liability under Section 10.1(a) shall in no event exceed the greater of (i) U.S.$ 100 million, or (ii) as of the date which is the third anniversary of the date of receipt of Regulatory Approval in the United States for the first Licensed Product (the "THIRD ANNIVERSARY"), the amount actually paid out to Licensor under Article VIII of this Agreement, plus the amounts described in the next sentence (the "CAP"). In the event that amounts which were deposited as of the Third Anniversary into the Account in accordance with Article VIII are actually paid out to Licensor under Article VIII of this Agreement from the Account after the Third Anniversary (a "SUBSEQUENT ACCOUNT DISTRIBUTION"), the Cap shall include the amount of such Subsequent Account Distribution, if applicable under the terms of the definition of Cap. If prior to any such Subsequent Account Distribution, if applicable, Licensee suffered Losses for indemnifiable claims which in the aggregate exceeded the Cap as calculated on the Third Anniversary, Licensor shall pay to Licensee from such Subsequent Account Distribution, within five (5) Business Days of its receipt thereof, an amount equal to such excess.

      For purposes of illustration only, if (A) Licensee's Losses in respect of an indemnifiable claim prior to the Third Anniversary are * * * and (B) as of the Third Anniversary, (1) Licensee has paid to Licensor under this Agreement *
* * and (2) an additional * * * is held in the Account, then Licensor would bear
* * * of such Losses and Licensee would bear * * * of such Losses. If, subsequent to the Third Anniversary, the * * * previously deposited into the Account is actually paid out by Licensee to Licensor under Article VIII of this Agreement, then (I) the Cap would include the * * * and would be * * *, (II) Licensor would be entitled to keep * * * of such amount and would be required to pay to Licensee with respect to Licensee's prior indemnifiable claim * * * thereby meeting the Cap.

      (c) All amounts paid by Licensor to Licensee Indemnified Persons pursuant to Section 10.1 of this Agreement shall be aggregated for purposes of determining the satisfaction of the Cap. The limitations of Section 10.1(b) shall not apply to any claim for indemnification made under Section 3.10(b) herein. Licensor and its Affiliates shall have no liability under Section 10.1(a) to the extent a Licensee Indemnified Person has been paid pursuant to the Supply Agreement for an indemnifiable claim involving the identical substantive issue.

            10.2 Licensee

      (a) Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective officers, directors, stockholders, employees, agents and representative (the "LICENSOR INDEMNIFIED PERSONS") from and against any Losses that they may incur resulting from any Action to the extent arising out of or due to (i) any breach, from and after the Closing, of any representation, warranty, covenant or other agreement under this Agreement by the Licensee or any of its Affiliates to the extent such Affiliate is bound under this Agreement or (ii) any FDA or TPD action related to Licensee's Website Content arising out of an act or omission by the Licensee.

      (b) Licensee shall not have any liability under Section 10.2(a) unless the aggregate of all Losses relating thereto for which Licensee would, but for this
Section 10.2(b), be liable exceeds on a cumulative basis an amount equal to U.S.$159,000, and then only to the extent of any such excess; provided that Licensee shall not have any liability under Section 10.2(a) for any individual item where the Loss relating to such item is less than U.S.$10,000; provided, further, however, that the Licensee's aggregate liability under Section 10.2(a) shall in no event exceed the Cap. All amounts paid by Licensee to Licensor Indemnified Persons pursuant to Section 10.2 of this Agreement shall be aggregated for purposes of determining the satisfaction of the Cap. The limitations of this Section 10.2(b) shall not apply to any claim for indemnification made under Section 3.10(b) herein. Licensee and its Affiliates shall have no liability under Section 10.2(a) to the extent a Licensor Indemnified Person has been paid pursuant to the Supply Agreement for an indemnifiable claim involving the identical substantive issue.

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

            10.3 Notice of Claims. If there occurs an event which any of the Persons to be indemnified under this Article X asserts is indemnifiable pursuant to Section 10.1 or 10.2 (the "INDEMNIFIED PARTY"), the Party or Parties seeking indemnification shall so notify the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any Action is instituted by or against a Third Party with respect to which the Indemnified Party intends to claim any liability as a Loss under this Article X, the Indemnified Party shall promptly notify the Indemnifying Party of such Action and tender to the Indemnifying Party the defense of such Action. A failure by the Indemnified Party to give notice and to tender the defense of the Action in a timely manner pursuant to this Section
10.3 shall not limit the obligation of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is materially prejudiced thereby.

            10.4 Control of Claims.

            The Indemnifying Party under this Article X shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any Action for which indemnification is sought pursuant to this Article X with respect to a Third Party claim (a "THIRD PARTY INDEMNIFIABLE CLAIM"), and if the Indemnifying Party elects to assume the defense thereof, the Indemnifying Party shall not be liable to the Party or Parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such Party or Parties in connection with the defense thereof; provided that if the Indemnified Party has been advised in writing by outside counsel that there is a potential conflict between the interests of the Indemnifying Party and the Indemnified Party, the reasonable out-of-pocket fees and expenses of one separate counsel for the Indemnified Party shall be paid by the Indemnifying Party and such separate counsel shall be selected by the Indemnified Party in its sole discretion. Notwithstanding the foregoing, the reasonable legal fees and expenses of counsel selected by the Indemnified Party in its sole discretion in connection with a Third Party Indemnifiable Claim as to which the Indemnifying Party does not assume the defense or is not entitled to assume the defense shall be considered Losses for purposes of this Article X. The Indemnifying Party may compromise or settle such Action, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement, provided, further, that the Indemnifying Party shall not compromise or settle any Third Party Indemnifiable Claim without the prior written approval of the Indemnified Party, such approval not to be unreasonably withheld or delayed, unless all relief provided is paid or satisfied in full by the Indemnifying Party. No Indemnified Party may compromise or settle any Third Party Indemnifiable Claim without the prior written approval of the Indemnifying Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Indemnifiable Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Indemnifiable Claim and, at its own expense, to employ counsel of its own choosing for such purpose. The Parties hereto shall cooperate with each other and their respective counsel in the defense, negotiation, settlement or prosecution of any Third Party Indemnifiable Claim.

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

            10.5 Survival. The representations and warranties of the Parties contained in this Agreement shall survive until the eighteen (18) month anniversary of the termination or expiration of this Agreement pursuant to
Section 6.1 and the covenants to be performed following the date hereof shall survive until the date that is six (6) months after the end of the applicable period for performance thereof.

            10.6 Indemnification Calculations. The amount of any Losses for which indemnification is provided under this Article X shall be computed net of any insurance proceeds received by the Indemnified Party in connection with such Losses. If an Indemnified Party receives insurance proceeds in connection with Losses for which it has received indemnification, such Party shall refund to the Indemnifying Party the amount of such insurance proceeds when received, up to the amount of indemnification received. An Indemnified Party shall use its commercially reasonable efforts to pursue insurance claims with respect to any Losses.

            10.7 Exclusive Remedies

            Except as otherwise set forth herein and for any available equitable remedies, the remedies set forth in this Article X will be the exclusive remedies available to the Parties hereto with respect to any Losses or any other damages, costs or expenses of any kind or nature or any other claim or remedy directly or indirectly resulting from, arising out of or relating to any of this Agreement (including alleged breaches of representation, warranty, covenant or any other term or provision or for any alleged misrepresentation), the Licensed Rights, Licensed Regulatory Data, Licensee Licensed Rights and the transactions contemplated hereby; provided that nothing herein shall limit in any way either Party's remedies in respect of fraud by the other Party in connection herewith or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that any and all Actions resulting from, arising out of or based upon the provisions of this Agreement may be asserted or brought solely under and in accordance with the terms of this Agreement.

                                   ARTICLE XI
                               DISPUTE RESOLUTION

            11.1 Purpose. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XI if and when a dispute arises under this Agreement.

            11.2 Arbitration. The Parties agree that any dispute arising out of or in connection with this Agreement, or the breach, termination, or invalidity hereof, shall be resolved as follows. In the event of a dispute between the Parties, either Party may initiate the dispute resolution procedures of this
Section 11.2 by providing written notice (the "NOTICE OF CLAIM") to the other Party identifying the dispute and stating the desire to resolve the dispute. After receiving the Notice of Claim, respondent will respond in writing by stating its position and setting forth a proposed resolution of the dispute. If claimant and respondent are not able to

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

resolve the dispute within twenty (20) days thereafter, the matter in dispute shall be settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the "ICC"). The arbitral tribunal shall be comprised of three arbitrators; the Party-nominated arbitrators shall be appointed in accordance with the Rules of the ICC. The Party-nominated arbitrators will have thirty (30) days to appoint a chair who shall have relevant expertise in the subject matter of the dispute and the applicable laws of the Territory. If they are unable to make such appointment within that time, then the chair shall be appointed in accordance with the Rules of the ICC, provided that the chair appointed by the ICC shall have relevant expertise in the subject matter of the dispute and the applicable laws of the Territory. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English. The Parties agree that the losing Party shall bear the cost of the arbitration filing and hearing fees, the cost of the arbitrators and the ICC administrative expenses and the attorney's fees and reasonable associated costs and expenses of each Party. The Parties agree to reasonable document discovery provided the requesting Party makes a showing of relevance and need to the tribunal. Notwithstanding the foregoing, either Party may seek an immediate injunction from a court of competent jurisdiction (i) to prevent the disclosure of Confidential Licensor Information or Confidential Licensee Information, as applicable, in violation of Article IX herein or (ii) to prevent an assignment of this Agreement in violation of Section 12.1 herein.

                                   ARTICLE XII
                                  MISCELLANEOUS

            12.1 Assignment and Sublicense. The Parties may only sublicense or Transfer their respective rights and obligations hereunder in accordance with this Section 12.1.

      (a) Commencing on the date hereof each of Licensor and Licensee shall be entitled to sublicense its rights or obligations under this Agreement without the written consent of the other Party hereto to a Permitted Transferee for so long as such Affiliate continues to be a Permitted Transferee. A sublicensing Party shall remain directly liable for the performance by its Permitted Transferee of all obligations of such sublicensing Party under this Agreement and no sublicense to a Permitted Transferee hereunder shall relieve Licensor or Licensee of its obligations pursuant to this Agreement.

      (b) Commencing on the date hereof, each of Licensor and Licensee shall be entitled to Transfer its rights or obligations under this Agreement without the written consent of the other Party hereto, to a Permitted Transferee of Licensor or Licensee, as applicable; provided, that such Transfer shall be null and void ab initio and of no further force and effect unless (i) such Transfer was effected in accordance with the terms and conditions of this Agreement, (ii) in connection with such Transfer, Licensor executes and delivers to Licensee a guarantee substantially in the form attached hereto as Exhibit A, and (ii) the Permitted Transferee, if not already a Party hereto, shall have executed and delivered to the other Party hereto, as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to the other Party hereto, confirming that the Permitted Transferee shall be bound by the terms of this Agreement to the same extent applicable to the transferring Party, as if such Permitted Transferee was originally a Party hereto. Any such Permitted Transferee shall and the transferring Party shall cause such Permitted Transferee to Transfer back to the transferring Party

(or to another Permitted Transferee of the transferring Party), its rights and obligations hereunder prior to such Permitted Transferee ceasing to be a Permitted Transferee of the transferring Party. Upon such Permitted Transferee ceasing to be a Permitted Transferee hereunder, any Transfer of rights and obligations hereunder shall be null and void from inception and of no further force or effect. A transferring Party shall remain directly liable for the performance by its Permitted Transferee of all obligations of such transferring Party under this Agreement. No Transfer to a Permitted Transferee hereunder shall relieve Licensor or Licensee of its obligations pursuant to this Agreement.

      (c) Except as otherwise provided in Section 2.1 hereof, commencing on the date on which all of the One Time Payments (other than the * * * Payment, which payment shall only be required to be paid and received as a condition to Transfer if as of the date of Transfer, such payment is then due and payable under the terms of this Agreement) and the First Milestone Payment to be paid pursuant to Section 8.1 hereof have been paid to and received by the Licensor or its Affiliates (provided that all such One Time Payments and Milestone Payments may be pre-paid at any time, regardless of whether such One Time Payments and Milestone Payments are then due under Section 8.1 or 8.2 hereof), Licensee or its Permitted Transferees shall be entitled in accordance with this clause (c) to Transfer or sublicense its rights and obligations under this Agreement to a Third Party, subject to the prior written consent of Licensor; provided, further, that (i) in the event of a Volitional Change in Control such Transfer shall be null and void ab initio and of no further force and effect unless (A) such Transfer was effected in accordance with the terms and conditions of this Agreement and (B) the Third Party shall have executed and delivered to Licensor as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to Licensor confirming that the Third Party shall be bound by the terms of this Agreement to the same extent applicable to the Licensee or its Permitted Transferee as if such Third Party was originally a Party hereto and that such Third Party is, or as of the date of the proposed Transfer will be, a party to the Supply Agreement and (ii) in the event of a Change in Control (other than a Volitional Change in Control) such Transfer shall give rise to a right of termination pursuant to Section 6.2(b) herein unless such Transfer was effected in accordance with the terms and conditions of this Agreement. The Parties agree that Licensor may only withhold its consent in the event that Licensor reasonably determines (such determination to be made without unreasonable delay, and such consent, or the withholding thereof, to be promptly communicated once determined) that the proposed Third Party transferee or sublicensee * * *, (iv) does not have financial condition at least comparable to that of Licensee as of the Closing Date hereunder or (v) has been or is currently debarred under the authority of the FDCA or the Food and Drugs Act and/or regulations thereunder.

      (d) Licensor or its Permitted Transferee shall be entitled to Transfer or sublicense its rights and obligations under this Agreement to a Third Party, subject to the prior written consent of Licensee; provided that (i) in the event of a Volitional Change in Control such Transfer shall be null and void ab initio and of no further force and effect, unless (A) such Transfer was effected in accordance with the terms and conditions of this Agreement and (B) the Third Party shall have executed and delivered to Licensee as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to Licensee confirming that the Third Party shall be bound by the terms of this Agreement to the same extent applicable to Licensor or its Permitted Transferee as if such Third Party was originally a Party hereto and (ii) in the event of a Change in Control (other than a Volitional Change in Control) such Transfer shall give rise to a

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

right of termination pursuant to Section 6.2(b) herein unless such Transfer was effected in accordance with the terms and conditions of this Agreement. The Parties agree that Licensee may only withhold its consent in the event that Licensee reasonably determines (such determination to be made without unreasonable delay, and such consent, or the withholding thereof, to be promptly communicated once determined) that (i) the proposed Third Party transferee or sublicensee does not have the financial condition to perform Licensor's obligations under this Agreement, (ii) if Licensor is not to be the surviving entity upon the consummation of such proposed Transfer, upon the consummation of such proposed Transfer the successor entity will not have manufacturing capacity at least comparable to Licensor's manufacturing capacity immediately prior to such proposed Transfer, (iii) such Transfer has not received all required Regulatory Approvals, or if Licensor is not to be the surviving entity upon the consummation of such proposed Transfer, upon the consummation of such proposed Transfer, the proposed Third Party transferee will not have all Regulatory Approvals required for its performance of this Agreement or (iv) such proposed Third Party transferee or sublicensee has been or is currently debarred under the authority of the FDCA or the Food and Drugs Act and/or regulations thereunder.

      (e) Licensor and Licensee, as the case may be, and each of their respective present and former officers, directors, employees and Affiliates shall be released and discharged of its respective rights and obligations pursuant to this Agreement and from any and all claims, rights, causes of actions or suits and recoveries related thereto upon the consummation of a Transfer to a Third Party in accordance with the terms and conditions set forth herein.

      (f) Subject to the foregoing provisions of this Section 12.1, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the Parties.

            12.2 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

If to Licensor:
                   Q-Med AB
                   Seminariegatan 21
                   752 28 Uppsala, Sweden
                   Attention: Carina Bolin
                   Telephone No.: * * *
                   Facsimile No.: * * *

         with a copy to (which shall not constitute notice):

                   Simpson Thacher & Bartlett LLP
                   Attention: Richard Miller
                   425 Lexington Avenue

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

                   New York, New York 10017
                   Telephone No.: (212) 455-2000
                   Facsimile No.: (212) 455-2502

If to Licensee:

                   Medicis Aesthetics Holdings Inc.
                   c/o Medicis Pharmaceutical Corporation
                   8125 N. Hayden Road
                   Scottsdale Arizona, 85258-2463
                   Attention: Jonah Shacknai
                   Telephone No.: * * *
                   Facsimile No.: * * *

         with a copy to (which shall not constitute notice):

                   Akin Gump Strauss Hauer & Feld LLP
                   Attention:  Susan Cohen
                   590 Madison Avenue
                   New York, NY 10022
                   Telephone No.: (212) 872-1066
                   Facsimile No.: (212) 407-3266

         with a copy to (which shall not constitute notice):

                   Covington & Burling
                   Attention:  Andrea Reister
                   1201 Pennsylvania Ave., N.W.
                   Washington, D.C. 20004
                   Telephone No.: (202) 662-5141
                   Facsimile No.: (202) 778-5141

            12.3 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the Laws of the State of New York, excluding any Law that would result in the application of the Laws of any jurisdiction other than the State of New York.

            12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

            12.5 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

            12.6 Entire Agreement. The Transaction Agreements, each of their appendices, exhibits, schedules and certificates, and all documents and certificates delivered or contemplated in connection herewith and therewith constitute the entire agreement between the

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

Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

            12.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

            12.8 Expenses. Each Party will bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

            12.9 Further Actions. Each Party hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper and execute and deliver such documents and other papers as may be required to make effective the transactions contemplated by this Agreement.

            12.10 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of either Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of such Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            12.11 Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties hereto and specifically referencing this Agreement.

            12.12 No Third Party Rights. Other than as set forth in Article X and Section 12.17 herein, no provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.

            12.13 Construction. This Agreement will be deemed to have been drafted by each Party and will not be construed against either Party as the draftsperson hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

            12.14 Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

                                       41

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            12.15 Publicity. Neither Party shall issue or release any media release or public announcement (including any announcements made via any posting on the World Wide Web or Internet), or other similar publicity announcing the existence of this Agreement or relating to any term or condition of this Agreement or the relationships created by this Agreement without three (3) Business Days' prior written notice, including by e-mail, to the other Party and the prior agreement of the other Party on the relevant wording relating to this Agreement or term or condition of this Agreement. Notwithstanding the foregoing, each Party shall have the right to issue media releases, immediately and without the prior consent of the other Party that disclose any information required by the rules and regulations of the Securities and Exchange Commission, the Stockholm Stock Exchange or applicable Law; provided that the disclosing Party shall notify, including by e-mail, the other Party no later than simultaneously with such issuance of such disclosure and shall use commercially reasonable efforts to provide a copy of the relevant wording relating to this Agreement, or any term or condition hereof to the other Party prior to the disclosure thereof. As of the Closing, Licensor shall contact Licensee's Investor Relations Group for approval and Licensee shall contact * * * for approval.

            12.16 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

            12.17 Certain Affiliate Transfers. Neither Party shall (1) invest, directly or indirectly, in an Affiliate which has operations or conducts activities in the field of Aesthetic Enhancement, or (2) transfer or make available any of its activities, operations or assets in the field of Aesthetic Enhancement (including research and development, marketing, know-how or other intellectual property, management of regulatory relations and protection of intellectual property) to an Affiliate, without causing such Affiliate to enter into an agreement for the benefit of the other Party by which such Affiliate agrees to be bound by the provisions hereof in all relevant respects to the same effect as if such Affiliate had originally been a Party hereto.

            12.18 Independent Contractor. The Parties shall each be an independent contractor in the performance of their respective obligations hereunder and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. Each Party shall be responsible for and shall comply with all state, local, federal and foreign laws pertaining to employment taxes, income withholdings and other employment related statutes applicable to that Party. Except as expressly set forth herein, neither Party shall have the right by virtue of this Agreement to bind the other Party in any manner whatsoever.

            12.19 Prior Transactions. Each Party acknowledges and agrees, on behalf of itself and each of its respective subsidiaries, that (a) nothing in any of the Transaction Agreements or in any other agreement, instrument or other document delivered in connection herewith or therewith (the "OTHER PAPERS"), and
(b) nothing discussed or delivered in connection with the negotiation of the Transaction Agreements or the Other Papers, including any correspondence, spreadsheets, notes, reports, memoranda or any full or partial drafts or prior versions of the Transaction Agreements or the Other Papers (the matters referred to in clause (a)

                                       42

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and (b) are collectively, the "INADMISSIBLE MATTERS"), shall be admissible in any action, suit or proceeding relating to only the Prior License Agreement or the agreements entered into in connection therewith, unless the Parties otherwise agree in a writing referring to this Section 12.19; provided, however, that if an action, suit or proceeding relates in part to the Prior License Agreement (or the agreements entered into in connection therewith) and in part to any other matter, none of the Inadmissible Matters shall be admissible with respect to claims or defenses relating to the Prior License Agreement (or the agreements entered into in connection therewith). Each Party covenants and agrees, on behalf of itself and each of its respective subsidiaries, that it and they will not, directly or indirectly, do or cause to be done or omit to do anything, the doing, causing or omitting of which would provide in discovery or introduce into evidence any of the Inadmissible Matters in any action, suit or proceeding relating to only the Prior License Agreement (or the agreements entered into in connection therewith), except as may be required by Law pursuant to a Third Party subpoena; provided, however, that if an action, suit or proceeding relates in part to the Prior License Agreement (or the agreements entered into in connection therewith) and in part to any other matter, none of the Inadmissible Matters shall be admissible with respect to claims or defenses relating to the Prior License Agreement (or the agreements entered into in connection therewith), except as may be required by Law pursuant to a Third Party subpoena.

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      IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

                                      Q-MED AB

                                      By:    /s/ Bengt Agerup
                                         --------------------------------------
                                         Name: Bengt Agerup
                                         Title: CEO

                                      MEDICIS AESTHETICS HOLDINGS INC.

                                      By:    /s/ Mark A. Prygocki, Sr.
                                         --------------------------------------
                                         Name: Mark A. Prygocki, Sr.
                                         Title: Vice President